As filed with the Securities and Exchange Commission on                     , 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Palisade Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	52-2007292
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Palisade Bio, Inc.

5800 Armada Drive, Suite 210

Carlsbad, California 92008

(858) 704-4900

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Thomas Hallam, Ph.D., Chief Executive Officer

Palisade Bio, Inc.

5800 Armada Drive, Suite 210

Carlsbad, California 92008

(858) 704-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Karen Deschaine, Esq.	Michael F. Nertney
Cooley LLP	Ellenoff Grossman & Schole LLP
4401 Eastgate Mall	1345 Avenue of the Americas, 11th Floor
San Diego, California 92121	New York, New York 10105
(858) 550-6000	(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED             , 2022

PRELIMINARY PROSPECTUS

Class A Units consisting of shares of common stock and warrants and

Class B Units consisting of shares of Series B Preferred Stock and warrants

(and shares of common stock underlying shares of Series B Preferred Stock and warrants)

We are offering Class A Units, with each Class A Unit consisting of            shares of our common stock, par value $0.01 per share (the “common stock”) and a warrant to purchase            shares of our common stock (together with the shares of common stock underlying such warrants, the “Class A Units”) at a public offering price of $            per Class A Unit. Each warrant included in the Class A Units entitles its holder to purchase              shares of common stock at an exercise price per share of $            .

We are also offering to those purchasers whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering, the opportunity to purchase, if they so choose, Class B Units in lieu of the number of Class A Units that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%). Each Class B Unit consists of one share of Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), convertible into             shares of common stock and a warrant to purchase             shares of common stock (together with the shares of common stock underlying such shares of Series B Preferred Stock and such warrants, the “Class B Units” and, together with the Class A Units, the “units”) at a public offering price of $            per Class B Unit. Each warrant included in the Class B Units entitles its holder to purchase            shares of common stock at an exercise price per share of $            .

The Class A Units and Class B Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock, Series B Preferred Stock and warrants comprising such units are immediately separable and will be issued separately in this offering. The underwriter has the option to purchase up to              additional shares of common stock and/or warrants to purchase shares of common stock solely to cover over-allotments, if any, at the price to the public, less the underwriting discounts and commissions. The over-allotment option may be used to purchase shares of common stock, or warrants, or any combination thereof, as determined by the underwriter, but such purchases cannot exceed an aggregate of 15% of the number of shares of common stock (including the number of shares of common stock issuable upon conversion of shares of Series B Preferred Stock) and warrants sold in this offering. The over-allotment option is exercisable for 45 days from the date of this prospectus.

Our common stock is listed on The Nasdaq Capital Market under the symbol “PALI”. On June 21, 2022, the last reported sale price of our common stock was $0.4509 per share. The recent market price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and the underwriter based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results and the general condition of the securities markets at the time of this offering. We do not intend to apply for listing of the warrants offered hereby or the shares of Series B Preferred Stock on any securities exchange or trading system.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 21 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

	Per Class A Unit	Per Class B Unit	Total
Public offering price(1)	$	$	$
Underwriting discounts and commissions(2)(3)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)

The public offering price and the underwriting discounts corresponds to (a) in respect of the Class A Units (i) a public offering price per share of common stock of $             and (ii) a public offering price per warrant of $             and (b) in respect of the Class B Units (i) a public offering price per share of Series B Preferred Stock of $             and (ii) a public offering price per warrant of $            .

(2)	We have also agreed to reimburse the underwriter for certain expenses. See “Underwriting” for additional information.
(3)

We have granted a 45 day option to the underwriter to purchase additional shares of common stock and/or warrants to purchase shares of common stock (up to 15% of the number of shares of common stock (including the number of shares of common stock issuable upon conversion of shares of Series B Preferred Stock) and warrants sold in this offering) solely to cover over-allotments, if any.

The underwriter expects to deliver the securities to purchasers in the offering on or about             , 2022.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Ladenburg Thalmann

The date of this prospectus is             , 2022.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Incorporation of Certain Information by Reference.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

Neither we nor the underwriter have authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell to any person, or a solicitation of an offer to purchase from any person, the securities offered by this prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation of an offer.

The underwriter is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the respective dates thereof, and the information in the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations, and prospects may have changed since such dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus in making your investment decision. You should read both this prospectus, as well as the documents incorporated by reference into this prospectus and the additional information described under “Incorporation of Certain Information by Reference” in this prospectus before investing in our securities.

Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our business and the industry and markets in which we operate, including with respect to our business prospects, our market position and opportunity, and the competitive landscape, is based on information from our management’s estimates, as well as from industry publications, surveys, and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our business and industry, and assumptions based on such information and knowledge, which they believe to be reasonable. In addition, while we believe that information contained in the industry publications, surveys, and studies has been obtained from reliable sources, we have not independently verified any of the data contained in these third-party sources, and the accuracy and completeness of the information contained in these sources is not guaranteed.

Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, including in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2022 and our Quarterly Report on Form 10-Q filed with the SEC on May 13, 2022. Accordingly, you should not place undue reliance on this information.

For investors outside the United States: We and the underwriter have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the factors described under the heading “Risk Factors” beginning on page 21 of this prospectus, and in our Annual Report on Form 10-K filed with the SEC on March 17, 2022 and our Quarterly Report on Form 10-Q filed with the SEC on May 13, 2022, together with any free writing prospectus we have authorized for use in connection with this offering and the financial statements and all other information incorporated by reference in this prospectus. When used in this prospectus, except where the context otherwise requires, the terms the “Company,” “we,” “us,” “our,” “Palisade,” or similar terms refer to Palisade Bio, Inc.

Company Overview

We are a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing innovative oral therapies that target serious diseases associated with the breakdown of the mucosal barrier protecting the gastrointestinal (“GI”) tract. Our goal is to be an industry leader in developing therapies to treat these diseases and to improve the lives of patients suffering from such diseases.

Our approach is founded on the discovery that damage to the intestinal epithelial barrier can result in the leakage of digestive enzymes from the GI tract that can damage tissues and promote inflammation, causing a broad array of acute and chronic conditions.

We are focused on developing a portfolio of oral product candidates to treat conditions driven by protease (intestinal enzymes) leakage through the intestinal epithelial barrier, including by surgical complications and inflammatory conditions. The below graphic illustrates the protease leakage resulting from a compromised intestinal epithelial barrier:

Our lead therapeutic candidate, LB1148, is an oral liquid formulation of the well-characterized digestive enzyme inhibitor, tranexamic acid, intended to inhibit digestive enzyme activity and preserve gut integrity during intestinal stress resulting from, among other things, reduced blood flow to the intestine, infections, or due to surgery. Peer reviewed publications of third-party research suggest that digestive enzyme leakage from the GI tract increases incidents of GI and organ dysfunction following these events.

Our pipeline of LB1148(1) is illustrated in this chart:

*	Anticipated
(1)	Commercial rights to LB1148 in Greater China (excluding Taiwan) have been out-licensed to Newsoara Biopharma Co., Ltd. (“Newsoara”).

We are initially developing LB1148 to be administered to patients prior to major surgeries that risk disrupting the intestinal mucosal barrier. On July 29, 2021, we and our co-development partner Newsoara announced topline Phase 2 clinical trial data demonstrating that LB1148 had a statistically significant (p=0.0008) effect in accelerating the return of bowel function in patients undergoing elective bowel resection surgery.

Results from the trial include:

•

A 1.1-day improvement in GI recovery in patients receiving LB1148 vs placebo. The median time to return of bowel function was 2.77 days in patients treated with LB1148 and 3.83 days in those receiving placebo (hazard ratio = 1.886; p = 0.0008).

•	The difference between groups increased at the 3rd quartile (75th percentile), with LB1148 (3.4 days) demonstrating a 1.5-day faster recovery of bowel function compared to placebo (4.9 days).

•	LB1148 was well tolerated with 10.9% and 4.8% of patients in the LB1148 group and placebo group, respectively, experiencing a drug-related adverse event.

•	The most common drug-related adverse events were GI disorders (LB1148 4.7% vs. placebo 3.2%).

•	No drug-related serious adverse events occurred in the trial.

We and Newsoara are advancing LB1148 to Phase 3 clinical trials for accelerating the return of bowel function for major surgical indications. As announced on March 22, 2022, we received the “Study May Proceed” letter from the FDA for a randomized, double-blind, parallel-group, placebo-controlled Phase 3 clinical trial evaluating LB1148 to accelerate the return of bowel function in adult patients undergoing bowel/abdominal surgery. The clinical trial will enroll approximately 600 subjects undergoing a scheduled bowel resection surgery that will include either laparotomy or laparoscopic surgical approaches. We intend to initiate the Phase 3 clinical trial in the second quarter of 2022.

On May 5, 2022, in partnership with Newsoara, we announced clearance from the Center for Drug Evaluation (CDE) of the National Medical Products Administration (NMPA) of the People’s Republic of China to commence a randomized, multi-center, double-blind Phase 3 clinical trial evaluating LB1148 to accelerate the return of bowel function following abdominal surgery. As described in the existing licensing agreement, Newsoara is responsible for development costs of LB1148 in China.

Adhesion prevalence is reported to be >90% in patients who have abdominal surgery and represents a significant contribution to serious complications such as small bowel obstruction, infertility, chronic abdominal pain, subsequent surgery, and other morbidities. On March 16, 2022, we announced data from a pooled-analysis of studies LBS-IST-POI-101 and LBS-POI-201-CN (PROFILE-CN) at the Society of American Gastrointestinal and Endoscopic Surgeons (SAGES) 2022 Annual Meeting. The results from the pooled analysis showed that 8/9 (89%) of subjects in the placebo group versus 2/8 (25%) in the LB1148 group had adhesions observed during a second follow-up surgery, representing a relative risk reduction of 72% (p = 0.0152). The mean total adhesion score which measures both the extent and severity of adhesions was 1.0 (8/8) for LB1148 and 14.3 (129/9) for placebo, representing relative risk reduction of 93% (p = 0.0162). We believe the reduction in the incidence of post-surgical intra-abdominal adhesions as well as the reduction in the extent and severity of adhesions provides preliminary evidence of the clinically meaningful efficacy of LB1148 to reduce post-surgical adhesions when compared to placebo. LB1148 has received Fast Track designation from the FDA for reduction of adhesions following abdominal and pelvic surgery.

We are currently conducting a randomized, double-blind, placebo-controlled, proof-of-concept Phase 2 clinical trial of LB1148 in patients undergoing elective bowel resection surgery in the United States. This trial will enroll up to 200 total patients, with approximately 70 of those patients having a planned adhesions evaluation. This trial will evaluate whether or not patients treated with LB1148 experience fewer postoperative intra-abdominal adhesions and quicker return of bowel function following surgery.

As announced on March 24, 2020, a randomized, double-blind, parallel, placebo-controlled Phase 2 investigator-sponsored clinical trial of LB1148 in 120 patients undergoing coronary artery bypass grafting and/or heart valve replacement surgery requiring cardiopulmonary bypass was completed. Patients were randomized to receive LB1148 or placebo in conjunction with surgery. The trial’s primary endpoint was time to return of bowel function. Secondary endpoints include Intensive Care Unit (“ICU”) length of stay, hospital length of stay, organ function changes, inflammatory response and glucose control. LB1148 provided an approximately 30% improvement in the time to normal bowel function following cardiovascular (“CV”) surgery (p<0.001) compared to placebo. The treatment group also had an average 1.0-day shorter length of stay in the ICU and an average 1.1-day shorter hospital stay. Generally, treatment with LB1148 was well tolerated. Adverse events were similar between the treatment groups and not considered unexpected for the subject population. None of the adverse events or serious adverse events reported were considered drug-related by the sponsor-investigator. One of the primary factors in discharging patients from the hospital following surgery is the return of bowel function. LB1148 has been granted Fast Track designation from the FDA for the treatment of postoperative GI dysfunction (which may present as feeding intolerance, ileus, necrotizing enterocolitis (“NEC”), etc.) associated with gut hypoperfusion injury in pediatric patients who have undergone congenital heart disease repair surgery.

LB1148 contains a broad-spectrum serine protease inhibitor, tranexamic acid (“TXA”), and is formulated as an aqueous solution for oral (or enteral) administration. In addition to TXA, the patented LB1148 formulation contains polyethylene glycol, carbohydrates, and electrolytes. The components of LB1148 are provided as dry powders for reconstitution in water prior to administration. Such reconstitution is carried out in an outpatient setting (by the patient) or may be carried out in pharmacy (by a pharmacist).

The potential of LB1148 relies on its formulation as a liquid composition for oral administration, which is designed to stop the downstream effects of a disruption of the intestinal mucosal barrier. We are not aware of any other approved oral TXA-containing liquid compositions in the marketplace suitable for such administration.

We believe that LB1148, if successfully developed and approved, may have the ability to become a suitable treatment option across a broad range of acute and chronic conditions associated with GI barrier dysfunction.

Beyond our initial therapeutic focus on GI-related pathology triggered by major surgeries, we believe that protease-based therapeutics hold promise in meeting a number of unmet needs resulting from chronic protease leak. By leveraging our expertise in protease-mediated diseases and dysregulation of the intestinal epithelia barrier, our strategy is to create a broad portfolio of innovative oral therapeutics that target serious diseases associated with the breakdown of this barrier.

Regulatory Considerations for LB1148

LB1148 has been granted Fast Track designation from the FDA for reduction of adhesions following abdominal and pelvic surgery. Furthermore, LB1148 has received Fast Track designation from the FDA for the treatment of postoperative GI dysfunction (which may present as feeding intolerance, ileus, necrotizing enterocolitis, etc.) associated with gut hypoperfusion injury in pediatric patients who underwent congenital heart disease repair surgery. The LB1148 final drug product contains polyethylene glycol 3350 (“PEG”). In certain circumstances, in different countries and across different regulatory authorities, PEG may be regulated as an inactive ingredient, a medical device, or an active ingredient. We believe that there is ambiguity and risk regarding the PEG in LB1148 being classified as an active ingredient. From our communications with regulatory authorities including the FDA about our development of LB1148, there remains uncertainty about (1) whether regulatory agencies will classify LB1148 as a fixed-combination drug product and (2) consequential implications of, for example, FDA’s fixed-combination drug product regulation concerning the evaluation of each active drug component’s individual contribution to the overall treatment effect. The treatment of PEG and any regulatory requirements, if it is considered an active ingredient, may differ across regulatory authorities. If LB1148 is considered a fixed-combination drug product, then this may impact the design and overall number of required clinical trials as well as additional requirements for nonclinical studies. Even though we are proceeding with a Phase 3 trial for LB1148 as a single active ingredient drug product, we may be required to conduct additional trials, which could include the use of a factorial design, and nonclinical studies if, for example, FDA (1) concludes that PEG is an active ingredient in LB1148 and (2) is unwilling to provide a waiver from meeting their fixed-combination drug product regulation/requirements. It is important to note that before GI surgery, most patients undergo a mechanical bowel prep. Traditionally, the standard of care for a bowel prep includes PEG. Therefore, including a treatment arm of a clinical trial that would not allow for a standard bowel prep containing PEG may be impractical. As a result, we believe that it would be impractical, infeasible, and ultimately unethical to exclude the use of PEG as part of the mechanical bowel prep for GI surgery studies.

Our Strategy

Beyond our initial therapeutic focus on GI-related pathology triggered by major surgeries, we believe that protease-based therapeutics hold promise in meeting a number of unmet needs resulting from chronic protease leak. By leveraging our expertise in protease-mediated diseases and dysregulation of the intestinal epithelia barrier, our strategy is to create a broad portfolio of innovative oral therapeutics that target serious diseases associated with the breakdown of this barrier. The key components of our strategy are to:

•

Pursue approval of our lead drug candidate LB1148 for its first indication to accelerate the return of bowel function following GI surgery and, if approved, commercialize LB1148 for this indication in the United States. GI hypomotility and delayed return of bowel function is expected after major surgery. This is associated with significant discomfort, nausea, vomiting, and the inability to advance the diet in the post-operative setting. If unresolved, this can predispose patients to nosocomial complications, infections, malnutrition, electrolyte derangements, and poor wound healing. Delayed return of bowel function is associated with a prolonged hospital length of stay, increased resource utilization, and risk for readmission due to GI dysmotility or bowel obstruction. In a retrospective study of colon resections, prolonged postoperative ileus was significantly associated with the serious complications of intra-abdominal infections, anastomotic leak and a significantly higher mortality risk. We believe treating the root cause of GI hypomotility caused by abdominal surgery has the potential to lower the risk of morbidity and mortality for the over six million patients undergoing abdominal surgeries each year in the U.S.

•

Pursue approval of LB1148 for the reduction of postoperative adhesions following major surgeries. Some studies have shown that postoperative intra-abdominal adhesions develop in up to 93% of surgery patients. Adhesions are a costly postoperative consequence of surgery for patients. They can cause bowel obstruction and can require hospitalization or even corrective surgery. Due to its oral route of administration and results from our preclinical and early-stage clinical trials, we believe LB1148 has the potential to be an oral agent for reducing postoperative surgical adhesions. To our knowledge there are no other oral drugs approved or pending approval for this indication. Results from animal studies demonstrated that LB1148 may reduce the number of postoperative adhesions. In addition, a pooled analysis of clinical trial results showed a reduction in the incidence of post-surgical intra-abdominal adhesions as well as the reduction in the extent and severity of adhesions. We believe this provides preliminary evidence of LB1148 to potentially reduce post-surgical adhesions when compared to placebo. We have amended the study design of the PROFILE-US clinical trial to ensure adequate enrollment of patients receiving an adhesions assessment to inform the design of future pivotal studies in this indication.

•

Build sales and marketing capabilities to commercialize our product candidates in the United States and European Union. If approved, we intend to develop and commercialize our product candidates in major markets and establish distributor networks or strategic partnerships in smaller markets.

•

Leverage our expertise in protease-mediated diseases and the GI tract to efficiently expand our product candidate pipeline to address chronic conditions. Many chronic endocrine and inflammatory diseases are associated with chronic proteolytic enzyme leak from the GI tract. Using our understanding of digestive protease biology of the GI tract, we have developed a proprietary whole-blood assay to measure the activity of specific proteases. In conjunction with the development of this whole-blood assay, we have acquired an exclusive license to synthetic protease substrates and methodologies for analyzing human clinical samples associated with a broad spectrum of conditions and disorders. Together, we believe these assets form a platform for novel drug discovery and highly efficient patient selection and measurement of ex vivo clinical response during drug development.

Manufacturing

We do not own or operate any manufacturing facilities. We rely on third-party contract manufacturing organizations (“CMOs”) to manufacture and supply our preclinical and clinical materials to be used during the development of our drug candidates, including our lead drug product. As our product candidates advance through development, we expect to enter into longer-term commercial supply agreements with key suppliers and manufacturers to fulfill and secure our production needs.

To that end, we have entered into an umbrella services agreement with an industry leading, global manufacturing and logistics company who we expect to lead our drug manufacturing efforts and under which we plan to enter into individual project agreements to meet our current and future drug manufacturing needs. Although we rely on CMOs, we have personnel and third-party consultants with extensive drug manufacturing experience to oversee the relationships with our CMOs. It is also our intent to identify and qualify additional manufacturers to provide API and drug product manufacturing.

Supply chain constraints associated with the COVID-19 pandemic have impacted the availability of the components needed in the manufacture of LB1148 and depending on the duration and extent of the pandemic or new strains, could impact the components and production capacity required for a commercial scale-up of LB1148. We believe we have sufficient supply to meet our clinical and nonclinical development needs through 2022. Further, we believe we have plans for supply to meet our development needs through our submission of a new drug application to the FDA. However, depending on the duration and impact of the ongoing COVID-19 pandemic on local and global supply chains, our suppliers could be adversely impacted, which may result in delays or disruptions in our current or future supply chain.

LB1148 is a dry powder for reconstitution, consisting of the previously approved API (tranexamic acid) as well as other components. Drug product manufacturing is a relatively straightforward operation, involving the blending of dry components. To date, controlled stability experiments indicate that the active ingredient is highly stable and that the drug product has a long shelf life.

Sales and Marketing

We do not currently have any approved drugs. However, we intend to build a commercial infrastructure in the United States and potentially in other markets, that we believe will be necessary to effectively support the commercialization of LB1148, if approved, and any other products that we develop in the future, with a focus on physicians and hospitals that treat a high volume of patients. In the U.S. we estimate that cardiovascular and abdominal surgeries collectively represent close to seven million addressable patients, which we believe, based on certain assumptions, could translate into over $2 billion in annual sales for LB1148. We believe that we may be able to address the market using our own targeted, specialty sales and marketing organization supported by internal sales personnel, an internal marketing group, and distribution support.

We plan to utilize a variety of marketing programs to promote LB1148, if approved, including sales promotional materials, speaker programs, journal advertising, industry publications, medical conferences, electronic media, and product sampling. Additional capabilities important to commercialization of LB1148, if approved, and any other products that we may develop in the future, include the management of key accounts, such as managed care organizations, hospital and specialty pharmacies, and government accounts – where formulary acceptance is necessary for product adoption and reimbursement.

Outside of the U.S., where we believe it is appropriate, we may utilize strategic partners, distributors, or contract sales forces to expand the commercial availability of LB1148, if approved, and other products, if approved. In addition, we believe the other indications that we may pursue with our product candidates can be addressed with a small, dedicated sales force. We currently do not expect that we will require large pharmaceutical partners for the commercialization of our product candidates, although we may consider partnering in certain territories or indications or for other strategic purposes. We intend to continuously evaluate our commercialization strategy as we advance our clinical and preclinical programs.

Competition

Drug development is highly competitive and subject to rapid and significant technological advancements. Our ability to compete will greatly depend upon our ability to complete necessary clinical trials and the related regulatory approval processes, and successfully market any product that we may successfully develop. The key competitive factors that will affect the commercial success of any product candidate for which we may receive marketing approval include efficacy, safety, tolerability, dosing convenience, price, coverage and reimbursement.

Our current and potential future competitors are diverse. There are many public and private biopharmaceutical companies, universities, governmental agencies and other research organizations actively engaged in the research and development of products that may be similar to our product candidates or address similar markets. In addition, the number of companies seeking to develop and commercialize products and therapies similar to our product candidates is likely to increase.

With regard to postoperative improvement of bowel function, we expect to face competition in the pharmacological therapy space from alvimopan, marketed as a branded product, ENTEREG®, by Merck, as well as in generic form. Alvimopan is currently the only approved therapeutic indicated to accelerate return for bowel function. However, the alvimopan label is restricted to those surgeries that include partial bowel resection with primary anastomosis. Other companies are currently developing, and may in the future develop, product candidates for postoperative improvement of bowel function that could pose future competition if approved for sale in overlapping territories.

With regard to the reduction or elimination of postoperative intra-abdominal adhesions, to our knowledge, there are no approved therapeutics for treating or preventing postoperative intra-abdominal adhesions. The only potential oral therapeutic in clinical development we are aware of is TTX 333 Evitar™ being developed by Temple Therapeutics based in the Netherlands. However, we face general competition from other medical interventions for adhesions, namely surgical procedures and adhesion barrier products. Adhesion barrier products approved for abdominal or pelvic surgery in the United States consist of SEPRAFILM, INTERCEED®, and ADEPT®. In addition, several products are used off-label for adhesion prevention in the United States, including EVICEL®, SURGIWRAP®, COSEAL™, and PRECLUDE™. Adhesion barrier products available outside the United States include HYALOBARRIER®, SPRAYSHIELD™, PREVADH™, and INTERCOAT™. Such products are used as adjunctive, have variable efficacy, and are not easily used with laparoscopic procedures, which are becoming increasingly common.

Intellectual Property

Our commercial success depends in part on our ability to (i) obtain and maintain proprietary protection to protect our current and future product candidates, novel discoveries, product development technologies, improvements, and know-how; (ii) preserve the confidentiality of our trade secrets and confidential information; (iii) maintain our co- development agreements and licenses for exclusive commercial rights to intellectual property, including patent rights co-owned with third parties; (iv) defend and enforce our proprietary rights, including our patents; and (v) operate without infringing valid and enforceable patents and other proprietary rights of third parties.

We seek to protect our proprietary position by, among other methods, filing or in-licensing U.S. and foreign patents and patent applications related to technology, inventions and improvements that are important to the development and implementation of our business. As for the product candidates we develop and plan to commercialize, as a normal course of business, we generally have pursued, or intend to pursue, composition and therapeutic use patents, as well as patents directed to dosing regimens and additional prospective indications. We also rely, as needed, on trademarks, trade secrets, copyright protection, know-how, continuing technological innovation and confidential information to develop and maintain our proprietary position. We also will pursue data exclusivity, market exclusivity, and other regulatory exclusivities, as applicable and available.

Regardless of the coverage we seek under our existing patent families, there is always a risk that a third party or competitor could alter our products, methods, or processes in a manner that would provide sufficient basis for a competitor or third party to avoid infringement of our claims. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and courts can reinterpret patent scope after issuance. Moreover, many jurisdictions, including the United States, permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. Moreover, we cannot provide any assurance that any patents will be issued from our pending or any future applications or that any current or future issued patents will adequately protect our intellectual property.

While we seek broad coverage under our existing patent applications, there is always a risk that an alteration to the products or processes may provide sufficient basis for a competitor to avoid infringing our patent claims. In addition, patents, if granted, expire and we cannot provide any assurance that any patents will be issued from our pending or any future applications or that any potentially issued patents will adequately protect our products or product candidates.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a period due to delay by the United States Patent and Trademark Office (“USPTO”) in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective non-provisional filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country, and depends upon many factors, including the type of patent, whether there are any priority claims to earlier filed patents, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies for our products, if approved, or processes, or to obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products may have an adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference or derivation proceed.

LB1148 Patent Portfolio

Currently, we solely own (or co-own with exclusive commercial rights) four patent families with claims directed to compositions covering components of LB1148, including the protease inhibitor tranexamic acid, or their therapeutic uses and dosing regimens:

The First Family is directed to compositions comprising four components of LB1148 and their therapeutic use in treating shock and other indications. As of June 16, 2022, this patent family includes three granted patents in the United States, two granted patents in Taiwan, granted patents in Australia, Europe, India, Japan, Korea and Mexico, and pending applications in Canada, Korea, and the U.S., all of which we solely own. In addition, this family includes a granted patent in China that we previously assigned to Newsoara to support our co-development agreement with Newsoara, as discussed below. The expected expiration date of the issued patents (or any patents that may issue from pending applications) is 2035, excluding any adjustments or extensions of patent term that may be available.

The Second Family, which we jointly own with the University of California, is directed to compositions comprising three (or fewer) components of LB1148 and their therapeutic use in treating shock and other indications. Under the 2015 License with the University of California (as discussed in the section entitled “License Agreements and Collaborations”), we have exclusive commercial rights to this family. As of June 16, 2022, this patent family includes three granted patents in the U.S., granted patents in China, Canada, and Korea, and pending applications in Europe and the U.S. The issued Chinese patent has been exclusively licensed to

Newsoara. The expected expiration date of the issued patents (or any patents that may issue from pending applications) is 2031, excluding any adjustments or extensions of patent term that may apply.

The Third Family covers the use of LB1148 (or its active ingredient, tranexamic acid) in certain therapeutic indications, including POI and adhesions, which align with our current clinical and commercial strategy. This family also covers specific split-dose regimens of LB1148 that can apply to the current therapies. As of March 9, 2022, this patent family includes a recent patent in the United States (US 11,202,768) that was granted on December 21, 2021, as well as pending applications in Australia, Europe, Canada, Hong Kong, all of which we solely own. In addition, this family includes a recent patent in China (CN 108883086) that was granted on October 26, 2021 and that we previously assigned to Newsoara to support our co-development agreement with Newsoara (as discussed in the section entitled “License Agreements and Collaborations”). The expected expiration date of any patents (or patents that may issue from pending applications) is 2037, excluding any adjustments or any extensions of patent term that may apply.

The Fourth Family, which we solely own, consists of a U.S. patent application with claims covering the use of LB1148 in methods of controlling glucose levels in diabetic patients in hospital and non-hospital settings. The expected expiration date of any patents that may issue from pending applications is 2038, excluding any adjustments or any extensions of patent term that may apply.

License Agreements and Collaborations

2015 License Agreement with the Regents of the University of California

In August 2015, Leading Biosciences, Inc. (“LBS”) entered into a license agreement with the Regents of the University of California (the “Regents”), as amended in December 2019 (the “2015 UC License”). Pursuant to the 2015 UC License, LBS has an exclusive, sublicensable, worldwide license under certain patent rights to make, use, sell, offer for sale and import products and practice methods covered by the claims of the licensed patent rights in the field of the direct administration of protease inhibitors to the gastrointestinal tract via a tube, as well as oral administration of protease inhibitor, for therapeutic indications including, among others, uses in surgery generally, and the treatment of shock, sepsis, inflammatory disease and post-surgical ileus and adhesions, diabetes, glucose- and insulting mediated disorders, and related metabolic disorders, damage to the gastro-intestinal tract caused by radiation damage, and other gastrointestinal tract-related disorders, including chronic conditions resulting from digestive enzyme leak. LBS utilizes these licensed patent rights in certain compositions comprising components of LB1148, including the active ingredient, tranexamic acid.

Upon the execution of the 2015 UC License, LBS paid a one-time license issue fee of $3,500 and is obligated to pay an annual license maintenance fee in the mid four-digit dollar range until such time that we are commercially selling a licensed product. LBS is also obligated to make: (i) payments up to $250,000 in the aggregate upon achievement of certain regulatory milestones and (ii) tiered royalty payments in the low single-digit percentage range on annual net sales of licensed products by LBS, its affiliates, or its sublicensees. Upon commencement of commercial sales, LBS will become subject to a minimum annual royalty in the low five-digit dollar range. Further, LBS is obligated to pay a percentage of non-royalty licensing revenue LBS receives from our sublicensees under the 2015 UC License to the Regents.

Under the 2015 UC License, LBS is required, either directly or through its affiliates, to diligently proceed with the development, manufacture, regulatory approval, and sale of licensed products and is subject to a number of diligence obligations relating to developmental, regulatory and commercialization milestones for the licensed products. For the first three years of the 2015 UC License, LBS was subject to a minimum annual spend requirement in the low six-digit dollar range. If LBS fails to meet any milestones, the Regents will have the right to either terminate the license or convert the license to a nonexclusive commercial license. Additionally, LBS is subject to certain progress and royalty reporting obligations.

The 2015 UC License will expire upon the later of the expiration date of the longest-lived patent right licensed under the 2015 UC License. The Regents may terminate the 2015 UC License if: (i) a material breach by LBS is not cured within 60 days, (ii) LBS files a claim asserting the Regents licensed patent rights are invalid or unenforceable, or (iii) LBS files for bankruptcy. LBS has the right to terminate the 2015 UC License at any time upon at least 90 days’ written notice.

2020 License Agreement with the Regents of the University of California

In April 2020, LBS entered into another license agreement with the Regents (the “2020 UC License”). Pursuant to the 2020 UC License Agreement, which extends to LBS’s affiliates, LBS has an exclusive, sublicensable, worldwide license under certain patent rights to make, use, sell, offer for sale and import products and practice methods covered by the claims of the licensed patent rights in the field of analysis of animal samples and human clinical samples (including microbial samples from an animal or human), including detecting and measuring proteases, enzymes, and biomolecules in bodily fluids, breath, and other sources but excluding analysis of human clinical samples associated with blood cancers, solid tumors, and other samples related to oncology conditions and diseases, and provision of sample testing services directed to such cancer, tumor, and oncology samples; and manufacture and sale of research (non-clinical testing) laboratory equipment for direct sale to research laboratories. We expect these licensed patent rights to support our pipeline activities, including those focused on identifying new drug targets and diagnostics. Under the 2020 UC License, there may be certain conditions under which LBS may be required to provide a sublicense or that the Regents may grant certain license rights that limit certain of LBS’s exclusive rights.

Upon the execution of the 2020 UC License, LBS paid a one-time license issue fee of $5,000, agreed to reimburse the Regents for past patent costs and are obligated to pay an annual license maintenance fee in the mid four-digit dollar range until such time that it is commercially selling a licensed product. LBS is also obligated to make: (i) payments up to approximately $1.9 million in the aggregate upon achievement of certain development, regulatory and commercial milestones and (ii) royalty payments in the low- to mid-single-digit percentage range on annual net sales of licensed products by LBS, its affiliates, or its sublicensees, subject to adjustments to the royalty in certain events. Upon commencement of commercial sales, LBS will become subject to a minimum annual royalty in the low five-digit dollar range. Further, LBS is obligated to pay to the Regents a percentage of non-royalty licensing revenue it receives from its sublicensees under the 2020 UC License.

Under the 2020 UC License, LBS is required, either directly or through its affiliates, to diligently proceed with the development, manufacture, regulatory approval, and sale of licensed products and is subject to a number of diligence obligations relating to developmental, regulatory and commercialization milestones for the licensed products. For the first three years of the 2020 UC License, LBS is subject to a minimum annual spend requirement in the mid five-digit dollar range. If LBS fails to meet any milestones, the Regents will have the right to terminate the license or convert the license to a nonexclusive commercial license. Additionally, LBS is subject to certain progress and royalty reporting obligations.

The 2020 UC License will expire upon the later of the expiration date of the longest-lived patent right licensed under the 2020 UC License. The Regents may terminate the 2020 UC License if: (i) a material breach by LBS is not cured within 60 days, (ii) LBS files a claim asserting the Regents licensed patent rights are invalid or unenforceable, or (iii) LBS files for bankruptcy or becomes insolvent. LBS has the right to terminate the 2020 UC License at any time upon at least 90 days’ written notice.

2021 License Agreement with the Regents of the University of California

In July 2021, we entered into a license agreement with the Regents (the “2021 UC License”) to obtain exclusive rights to the cancer-related indications and uses that had been excluded under the 2020 UC License granted to

LBS. Pursuant to the 2021 UC License Agreement, which extends to our affiliates, we have an exclusive, sublicensable, worldwide license under certain patent rights to make, use, sell, offer for sale and import products and practice methods covered by the claims of the licensed patent rights in the field of analysis of human clinical samples associated with blood cancers, solid tumors, and other samples related to oncology conditions and diseases, and provision of sample testing services directed to such cancer, tumor, and oncology samples. In conjunction with the 2020 UC License, which we are permitted to take advantage of as an affiliate of LBS, we expect these licensed patent rights to further enhance pipeline activities, including those focused on identifying new drug targets and diagnostics. Under the 2021 UC License, there may be certain conditions under which we may be required to provide a sublicense or that the Regents may grant certain license rights that limit certain of our exclusive rights.

Upon execution of the 2021 UC License, we paid a one-time license issue fee of $10,000 and are obligated to pay an annual license maintenance fee in the mid four-digit dollar range until such time that it is commercially selling a licensed product. We are also obligated to make: (i) payments up to approximately $1.9 million in the aggregate upon achievement of certain development, regulatory and commercial milestones and (ii) royalty payments in the low- to mid-single-digit percentage range on annual net sales of licensed products us, our affiliates, or our sublicensees, subject adjustments to the royalty in certain events. Upon commencement of commercial sales, we will become subject to a minimum annual royalty in the low five-digit dollar range. Further, we are obligated to pay the Regents a percentage of non-royalty licensing revenue we receive from any sublicensees under the 2021 UC License.

Under the 2021 UC License, we are required, either directly or through our affiliates, to diligently proceed with the development, manufacture, regulatory approval, and sale of licensed products and we are subject to a number of diligence obligations relating to developmental, regulatory and commercialization milestones for the licensed products. For the first three years of the 2021 UC License, we are subject to as a minimum annual spend requirement in the mid five-digit dollar range. We presently expect to be in a position to meet our future milestone obligations. If we fail to meet any milestones, the Regents will have the right to terminate the license or convert the license to a nonexclusive commercial license. Additionally, we are subject to certain progress and royalty reporting obligations.

The 2021 UC License will expire upon the later of the expiration date of the longest-lived patent right licensed under the 2021 UC License. The Regents may terminate the 2021 UC License if: (i) a material breach by us is not cured within 60 days, (ii) we file a claim asserting the Regents licensed patent rights are invalid or unenforceable, or (iii) we file for bankruptcy or become insolvent. We have the right to terminate the 2021 UC License at any time upon at least 90 days’ written notice.

Co-Development and Distribution Agreement with Newsoara

In February 2018, LBS entered into a co-development and distribution agreement with Newsoara, a joint venture established with Biolead Medical Technology Limited, as amended in November 2018 (the “Co-Development Agreement”). Pursuant to the Co-Development Agreement, LBS granted Newsoara an exclusive, non-transferrable co-development right under certain patents and know-how owned or controlled by us to develop, use, sell, offer to sell, import, and otherwise commercialize licensed products (the “Licensed Products”) for any and all indications in the People’s Republic of China, including the regions of Hong Kong and Macao, but excluding Taiwan (the “Territory”). The Licensed Products only include LB1148. The co-development right includes the right to grant sublicenses to third parties, subject to LBS’ written consent, provided that both parties agreed that Newsoara would be permitted to use a certain partner for development purposes. The Co-Development Agreement obligates Newsoara to initially use LBS as the exclusive supplier for all of Newsoara’s requirements for Licensed Products in the Territory. During the term of the Co-Development Agreement, Newsoara may request to manufacture the Licensed Product in the Territory, subject to satisfying certain conditions to our reasonable satisfaction. LBS is obligated to approve Newsoara manufacturing rights without undue refusal or delay.

The Co-Development Agreement obligates Newsoara to not (i) develop, seek approval for, sell, distribute, or otherwise commercialize any competing product within the Territory or (ii) sell or distribute the Licensed Products outside the Territory. The Co-Development Agreement obligates LBS to not (i) develop, seek approval for, sell, distribute, or otherwise commercialize any competing product within the Territory or (ii) sell or distribute the Licensed Products inside the Territory.

Under the Co-Development Agreement, Newsoara is responsible for meeting certain regulatory milestones and maintaining those approvals once achieved. Newsoara is also required to periodically demonstrate its financial capability to fulfill Newsoara’s obligations under the Co-Development Agreement. Newsoara has met all of its milestone obligations to date and we presently expect Newsoara to meet its future milestone obligations. Newsoara’s failure to meet any milestones may subject Newsoara to certain penalties, including the payment of extension fees. Each party is required to share with the other certain data and information it generates that pertains to the Licensed Products. Further, Newsoara is providing LBS with a perpetual, non-exclusive, fully paid and royalty-free sublicensable right and license to use certain of Newsoara’s data for regulatory and legal purposes.

Under the Co-Development Agreement, LBS is responsible for (i) maintaining, the regulatory or other approvals from the applicable authority required for our manufacturing, packaging, release and shipping of the Licensed Product and (ii) providing to Newsoara all necessary documentation to enable Newsoara to import the Licensed Product within the Territory.

LBS also obtained from Newsoara (i) an exclusive license under certain patents and know-how owned or controlled by Newsoara (“Newsoara Technology”) to make, have made, use, sell, offer to sell, import, and otherwise develop and commercialize Licensed Products in any and all indications outside of the Territory, and (ii) a non-exclusive license under the Newsoara Technology to make, have made, use, sell, offer to sell, and import Licensed Product inside the Territory to the extent necessary to comply with certain of our obligations under the Co-Development Agreement.

In consideration of the rights granted to Newsoara under the Co-Development Agreement, Newsoara paid LBS a one-time upfront fee of $1.0 million. In addition, Newsoara is obligated to make (i) payments up to $6.75 million in the aggregate upon achievement of certain regulatory and commercial milestones, (ii) payments in the low six-digit range per licensed product upon achievement of a regulatory milestone and (iii) tiered royalty payments ranging from the mid-single-digit to low-double-digit percentage range on annual net sales of Licensed Products, subject to adjustment to the royalty percentage in certain events, including a change of control, the expiration of certain patents rights, and royalties paid by Newsoara third parties. To date, Newsoara has met all of its payment obligations under the Co-Development Agreement.

Under the Co-Development Agreement, if either of the parties experiences a change of control and the acquiring party is directly or indirectly involved in the development, marketing, or sale of a product that competes with the Licensed Product in the Territory, then the applicable party must require the acquiring party to agree in writing to certain provisions to protect the viability and marketability of the Product.

The Co-Development Agreement will expire upon the later of the expiration date of the last valid claim of any licensed patent covering the Licensed Products in the Territory. In addition, the Co-Development Agreement can be terminated (i) by either party for the other party’s material breach that remains uncured for a specified time period after written notice or for events related to the other party’s insolvency, (ii) by us if Newsoara challenges or attempts to interfere with any licensed patent rights and, (iii) by Newsoara for any reason upon specified prior written notice.

Trade Secrets and Confidentiality

We rely, in some circumstances, on trade secrets and other confidential information to protect our unpatented technology. However, trade secrets can be difficult to protect. We seek to protect our trade secrets and proprietary technology and processes, in part, by entering into non-disclosure and confidentiality agreements with our employees, consultants, collaborators, scientific advisors, suppliers, contractors and other third parties. In addition, we enter into employment agreements that require employees to assign to us any inventions, trade secrets or know-how that they develop while employed by us.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and our trade secrets and other proprietary information may be disclosed. We may not have adequate remedies for any breach and could lose our trade secrets and other proprietary information through such a breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting trade secrets, know-how and inventions.

Selected Risks Affecting Our Business

Below is a summary of the principal factors that make an investment in our securities speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, and other risks and uncertainties that we face, are set forth below under the heading “Risk Factors” contained in this prospectus, any accompanying prospectus supplement or free writing prospectus, and under similar headings in the documents that are incorporated by reference into this prospectus.

•	Our business depends on the successful clinical development, regulatory approval and commercialization of LB1148.

•

Some of the initial indications in which we plan to pursue development of LB1148 are indications for which there are no FDA-approved therapies. This makes it difficult to predict the timing and costs of clinical development for LB1148 in these indications, as well as the regulatory approval path.

•

The development and commercialization strategy for our lead product candidate LB1148 depends, in part, on published scientific literature and the FDA’s prior findings regarding the safety and efficacy of tranexamic acid. If we are not able to pursue this strategy, it may be delayed in receiving regulatory authority approval.

•	Clinical drug development is very expensive, time-consuming and uncertain.

•

The results of previous clinical trials may not be predictive of future results, and the results of our current and planned clinical trials may not satisfy the requirements of the FDA or non-U.S. regulatory authorities.

•

Even if we receive marketing approval for LB1148, or any future product candidate, we may not be able to successfully commercialize our product candidates due to unfavorable pricing regulations or third-party coverage and reimbursement policies, which could make it difficult for us to sell our product candidates profitably.

•

Our product candidates may cause undesirable side effects or have other unexpected properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in post-approval regulatory action.

•	We may in the future conduct clinical trials for our product candidates outside the United States, and the FDA and applicable foreign regulatory authorities may not accept data from such trials.

•

We rely on and expect to continue to rely on third-party CROs and other third parties to conduct and oversee our clinical trials. If these third parties do not meet our requirements or otherwise conduct the trials as required, we may not be able to satisfy our contractual obligations or obtain regulatory approval for, or commercialize, our product candidates.

•	We will need to raise additional financing in the future to fund our operations, which may not be available to us on favorable terms or at all.

•	We currently have no products approved for sale, and we may never obtain regulatory approval to commercialize any of our product candidates.

•

Our or our third party’s clinical trials may fail to demonstrate the safety and efficacy of our product candidates, or serious adverse or unacceptable side effects may be identified during their development, which could prevent or delay marketing approval and commercialization, increase our costs or necessitate the abandonment or limitation of the development of the product candidate.

•	We have expressed substantial doubt about our ability to continue as a going concern.

•	Our product candidates, if approved, will face significant competition and their failure to compete effectively may prevent them from achieving significant market penetration.

•	Any adverse developments that occur during any clinical trials conducted by Newsoara may affect our ability to obtain regulatory approval or commercialize LB1148.

•	We have a very limited operating history and have never generated any revenues from product sales.

•	If we are not able to comply with the applicable continued listing requirements or standards of the Nasdaq Capital Market, Nasdaq could delist our common stock.

•	We may not be able to protect our intellectual property rights throughout the world.

•	Our Board has broad discretion to issue additional securities, which might dilute the net tangible book value per share of our common stock for existing stockholders.

•

We currently have no marketing capabilities and no sales organization. If we are unable to establish sales and marketing capabilities on our own or through third parties, we will be unable to successfully commercialize our product candidates, if approved, or generate product revenue.

•	Failure to remediate a material weakness in internal accounting controls could result in material misstatements in our consolidated financial statements.

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We may not be able to obtain, maintain or enforce global patent rights or other intellectual property rights that cover our product candidates and technologies that are of sufficient breadth to prevent third parties from competing against us.

•

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

•

If we fail to comply with our obligations under our intellectual property license agreements, we could lose license rights that are important to our business. Additionally, these agreements may be subject to disagreement over contract interpretation, which could narrow the scope of our rights to the relevant intellectual property or technology or increase our financial or other obligations to our licensors.

•

Our business could be adversely affected by the effects of health pandemics or epidemics, including the recent COVID-19 pandemic, in regions where we or third parties on which we rely have significant manufacturing facilities, concentrations of clinical trial sites or other business operations. The COVID-19 pandemic could materially affect our operations, including at our headquarters in California, which has been in the past, and could be in the future, subject to a county-wide stay-at-home order, and at clinical trial sites, as well as the business or operations of manufacturers, CROs or other third parties with whom we conduct business.

Merger Transaction

On April 27, 2021, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 16, 2020, by and among the Company, formerly known as Seneca Biopharma, Inc., LBS and Townsgate Acquisition Sub 1, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), the Company completed the previously announced merger transaction with LBS, pursuant to which Merger Sub merged with and into LBS, with LBS surviving such merger as a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, and immediately prior to the effective time of the Merger, the Company effected a reverse stock split of the Company Common Stock at a ratio of 1-for-6 (the “Reverse Stock Split”). Unless otherwise noted, all references to share and per share amounts in this Prospectus reflect the Reverse Stock Split. Also, in connection with the closing of the Merger, the Company changed its name from “Seneca Biopharma, Inc.” to “Palisade Bio, Inc.” and the business conducted by the Company became primarily the business conducted by LBS, which is a clinical-stage biopharmaceutical company focused on advancing LBS’s clinical program and developing a therapeutic to combat the interruption of gastrointestinal function following major surgery for which there is currently a significant unmet need for safe and effective therapies.

Contingent Value Right

Immediately prior to the closing of the Merger, Seneca issued each share of its common stock held by Seneca stockholders of record, one contingent value right (“CVR”). Each CVR entitles the holder of such right (the “CVR Holder”) to receive that holder’s pro-rata share of 80% of the net proceeds, subject to certain conditions (“CVR Payment Amount”), if any, derived from the sale or licensing of all or any part of the intellectual property owned, licensed or controlled by Seneca immediately prior to the closing of the Merger (the “Legacy Technology”) provided however that CVR Holders will only be entitled to receive such CVR Payment Amount if the sale or licensing of such Legacy Technology occurs on or before the 18-month anniversary of such closing (“Legacy Monetization”). Additionally, pursuant to the terms of the CVR agreement (“CVR Agreement”), CVR Holders are only entitled to participate in their pro-rata share of net proceeds which we receive during the 48-month period following the closing of the Merger. As discussed below, we entered into an Asset Transfer Agreement to potentially monetize one Legacy Technology whereby the licensee purchased the assets underlying the NSI-189 License. We are unable to determine if we will be successful in the sale or licensing of any of the remaining Legacy Technology. In the event we are not able to sell or license the remaining Legacy Technology, or the CVR Payment Amount is not greater than the minimum amount requiring distribution pursuant to the terms of the CVR Agreement, CVR Holders may not receive any proceeds from their CVRs and the CVRs may expire valueless.

NSI-189 – Exclusive License and Subsequent Exercise of Purchase Option

As previously disclosed, on December 16, 2020, Seneca exclusively licensed certain patents and technologies, including a sublicense covering a synthetic intermediate, of our NSI-189 assets (“189 License”), along with a purchase option through December 16, 2023 (“Purchase Option”). On October 22, 2021, Alto Neuroscience agreed to terms of an early exercise of the Purchase Option under the 189 License and entered into an Asset Transfer Agreement (“ATA”). Alto Neuroscience is a U.S. based private biopharmaceutical company focused on precision-medicine for central nervous system disorders, including depression, using artificial intelligence-based brain biomarkers.

In connection with the ATA, we received gross proceeds of $0.4 million. Pursuant to the terms of the CVR Agreement, no distribution is required to be made to the holders of the CVR if the CVR Payment Amount would be less than $0.5 million. In accordance with the terms of the CVR Agreement, the net proceeds from the sale of the NSI-189 assets, less any applicable transaction costs and expenses, were deposited into the CVR escrow to be used to pay costs and expenses associated with the monetization of our other Legacy Technologies, which may include but are not limited to: financial advisory and consulting fees, legal fees, and any other fees associated with the monetization. There can be no assurance that NSI-566 will ever be successfully monetized or that CVR holders will receive CVR Payment Amounts from the sale of the NSI-189 assets.

NSI-566

We engaged a financial advisor to assist in monetizing NSI-566, the Company’s stem cell therapeutic. As of June 16, 2022, we do not have sufficient information to determine whether or not the Company will be successful in the sale or licensing of NSI-566.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

Corporate Information

We were originally incorporated in 2001 in the State of Delaware under the name Neuralstem, Inc. In October 2019, we changed our name from Neuralstem, Inc. to Seneca Biopharma, Inc. In April 2021, we effected the Merger (described above). In April 2021, we changed our name from Seneca Biopharma, Inc. to Palisade Bio, Inc. Our principal executive offices are located at 5800 Armada Drive, Suite 210, Carlsbad, California, 92008, our telephone number is (858) 704-4900 and our website address is www.palisadebio.com. The information contained in or accessible through our website does not constitute a part of this prospectus. As of June 15, 2022, we had 18 full-time employees and one part-time employee.

Subsidiaries

We have two wholly-owned subsidiaries, Suzhou Neuralstem Biopharmaceutical Co., Ltd., organized under the laws of the People’s Republic of China (“Suzhou”), and LBS. Suzhou was established by Seneca Biopharma, Inc. to sponsor a clinical trial of NSI-566 that was conducted between 2013 and 2016. At this time, Suzhou has limited operations and exists for the sole purpose of conducting observational follow-up for a small group of remaining patients from the completed clinical trial, which it does through the engagement of a consultant. Suzhou has no employees or other operations. We believe that all Suzhou operations will cease in 2022.

THE OFFERING

Class A Units Offered	We are offering Class A Units. Each Class A Unit consists of shares of common stock and a warrant to purchase shares of our common stock (together with the shares of common stock underlying such warrants).

Public offering price per Class A Unit	$ per Class A Unit.

Class B Units Offered	We are also offering to those purchasers whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering, the opportunity to purchase, if they so choose, Class B Units in lieu of the number of Class A Units that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each Class B Unit consists of shares of Series B Preferred Stock, par value $0.01 per share, convertible into shares of common stock and a warrant to purchase shares of our common stock (together with the shares of our common stock underlying such shares of Series B Preferred Stock and warrants).

Public offering price per Class B Unit	$ per Class B Unit.

Over-allotment option	The underwriter has the option to purchase up to additional shares of common stock, and/or warrants to purchase shares of common stock solely to cover over-allotments, if any, at the price to the public less the underwriting discounts and commissions. The over-allotment option may be used to purchase shares of common stock, or warrants, or any combination thereof, as determined by the underwriter, but such purchases cannot exceed an aggregate of 15% of the number of shares of common stock (including the number of shares of common stock issuable upon conversion of shares of Series B Preferred Stock) and warrants sold in this offering. The over-allotment option is exercisable for 45 days from the date of this prospectus.

Warrants	The warrants will be exercisable beginning on the date of issuance and expire on the five (5) year anniversary of the date of issuance at an initial exercise price per share equal to $ , subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

Series B Preferred Stock	Each share of Series B Preferred Stock is convertible at any time at the holder’s option into shares of common stock. Notwithstanding the foregoing, we shall not effect any conversion of Series B Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Preferred Stock (together with such holder’s affiliates and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such conversion.

For additional information, see “Description of Capital Stock – Series B Preferred Stock” for a discussion of the terms of the Series B Preferred Stock.

Common stock outstanding before this offering	21,880,169 shares

Common stock to be outstanding immediately after this offering

            shares, or              shares if the underwriter exercises in full its option to purchase additional shares of common stock and no warrants (on an as-converted to common stock basis with respect to any shares of Series B Preferred Stock sold) and assuming none of the warrants issued in this offering and none of the Representative Warrants are exercised)

Series B Preferred Stock to be outstanding immediately after this offering	shares (assuming no conversion of Series B Preferred Stock)

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, based on an assumed offering price of $ per Class A Unit (the closing price of our common stock on The Nasdaq Capital Market on , 2022) and $ per Class B Unit, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering primarily for general corporate purposes, including research and development and working capital. See “Use of Proceeds” for additional information.

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page 21 of this prospectus for a discussion of factors you should consider carefully before buying our securities.

Nasdaq Symbol	“PALI.”

No listing of Series B Preferred Stock or warrants

There is no established public trading market for the warrants or Series B Preferred Stock and we do not expect an active trading market to develop. We do not intend to list the warrants or the Series B Preferred Stock on any securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and the Series B Preferred Stock will be limited.

Registered Securities	This prospectus also relates to the offering of the shares issuable upon conversion of the Series B Preferred Stock and upon exercise of the warrants.

Representative Warrants	We have agreed to issue to the Representative, Representative Warrants to purchase up to a total of shares of common stock (equal to 6.0% of the total number of (i) shares of common stock, (ii) shares of common stock issuable upon conversion of shares of the Series B Preferred Stock and (iii) shares of common stock to cover over-allotments, if any, sold in this offering (the “Representative Warrants”)). The Representative Warrants will be immediately exercisable from time to time, in whole or in part, commencing on the date of issuance until five years from the commencement of sales of this offering. The Representative Warrants are exercisable at a per share price of $ . The Representative Warrants and the shares of common stock underlying the Representative Warrants are being registered hereby.

Unless otherwise indicated, the number of shares of common stock to be outstanding immediately after this offering is based on 21,880,169 shares of common stock outstanding as of March 31, 2022, after adjusting for the impact of certain securities purchase agreements, dated as of May 6, 2022, between the Company and certain institutional and accredited investors pursuant to which we issued and sold on May 10, 2022: (i) in a registered direct offering, an aggregate of 3,646,690 shares (the “Shares”) of our common stock, par value $0.01 per share, at a purchase price per share of $0.55 (the “Registered Offering”) and (ii) in a concurrent private placement, warrants to purchase up to 3,646,690 shares of common stock at an exercise price of $0.7105 per share (the “Private Placement”) and the issuance of warrants to purchase 218,801 shares of common stock at an exercise price of $0.7105 per share to the placement agent in connection with the Registered Offering and the Private Placement (collectively, the “May 2022 Offering”), and excludes:

•

796,719 shares of common stock issuable upon exercise of outstanding stock options as of March 31, 2022 granted under the LBS 2013 Amended and Restated Employee, Director and Consultant Equity Incentive Plan (the “2013 Plan”), with a weighted-average exercise price of $14.60 per share;

•

1,409,736 shares of common stock issuable upon exercise of outstanding stock options as of March 31, 2022 granted under our 2021 Equity Incentive Plan, as amended (the “2021 Plan”), with a weighted-average exercise price of $1.93 per share;

•

250,000 shares of common stock issuable upon exercise of outstanding stock options as of March 31, 2022 granted under our 2021 Inducement Plan, with a weighted average exercise price of $1.81 per share;

•

662,414 shares of common stock reserved for future issuance under the 2021 Plan as of March 31, 2022, as well as any future automatic increases in the number of shares of common stock reserved for future issuance under the 2021 Plan;

•

257,974 shares of common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”) as of March 31, 2022, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP;

•	500,000 shares of common stock reserved for issuance under our 2021 Inducement Plan as of March 31, 2022;

•	5,347,517 shares of common stock issuable upon exercise of outstanding warrants as of March 31, 2022 with a weighted-average exercise price of $4.20 per share;

•

6,479 shares of common stock issuable upon conversion of the 200,000 shares of our Series A 4.5% Convertible Preferred Stock outstanding as of March 31, 2022, as well as any future shares of common stock issuable upon conversion of additional shares of Series A 4.5% Convertible Preferred Stock that may be issued as payment-in-kind dividends thereon in accordance with their terms;

•	3,865,491 shares of common stock issuable upon the exercise of the warrants issued in the May 2022 Offering);

•	shares of common stock issuable upon the exercise of the warrants issued as part of the units in this offering;

•	shares of common stock issuable upon the conversion of the Series B Preferred Stock issued as part of the Class B Units in this offering; and

•	shares of common stock issuable upon exercise of warrants to be issued to the Representative as part of this offering at an exercise price of $ .

Unless otherwise indicated, all information in this prospectus assumes no exercise of outstanding options or warrants, no conversion of the Series A 4.5% Convertible Preferred Stock described above or the Series B Preferred Stock to be issued to the purchasers of Class B Units in this offering, no exercise of the warrants to be issued to the purchasers of units in this offering and no exercise by the underwriter of its option to purchase additional shares of common stock and/or warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. This prospectus does not describe all of those risks. You should consider the risk factors described in this prospectus under the caption “Risks Related to This Offering and Our Securities” below and under the caption “Risk Factors” in the documents incorporated by reference herein, including our Annual Report on Form 10-K filed with the SEC on March 17, 2022 and our Quarterly Report on Form 10-Q, filed with the SEC on May 13, 2022, together will all of the other information contained in this prospectus and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our securities. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business.

Risks Related to Our Development, Commercialization and Regulatory Approval of Our Investigational Therapies

Our business depends on the successful clinical development, regulatory approval and commercialization of LB1148.

The success of our business, including our ability to finance ourselves and generate revenue in the future, primarily depends on the successful development, regulatory approval and commercialization of LB1148. The clinical and commercial success of LB1148 depends on a number of factors, including the following:

•

timely and successful completion of required clinical trials not yet initiated, which may be significantly slower or costlier than we currently anticipate and/or produce results that do not achieve the endpoints of the trials;

•	whether we are required by the FDA or similar foreign regulatory agencies to conduct additional studies beyond those planned to support the approval and commercialization of LB1148;

•	submission and approval of regulatory filings by the FDA for LB1148;

•

achieving and maintaining, and, where applicable, ensuring that our third-party contractors achieve and maintain compliance with their contractual obligations and with all regulatory requirements applicable to LB1148;

•

ability of third parties with whom we contract to manufacture adequate clinical trial and commercial supplies of LB1148, to remain in good standing with regulatory agencies and to develop, validate and maintain commercially viable manufacturing processes that are compliant with current good manufacturing practices (“cGMP”);

•	a continued acceptable safety profile during clinical development and following approval of LB1148;

•

ability to obtain favorable labeling for LB1148 through regulators that allows for successful commercialization, given that the drugs may be marketed only to the extent approved by these regulatory authorities;

•

ability to successfully commercialize LB1148 in the U.S. and internationally, if approved for marketing, sale and distribution in such countries and territories, whether alone or in collaboration others;

•	acceptance by physicians, insurers and payors, and patients of the quality, benefits, safety and efficacy of LB1148, if approved, including relative to alternative and competing treatments;

•	existence of a regulatory environment conducive to the success of LB1148;

•	ability to price LB1148 to recover our development costs and generate a satisfactory profit margin; and

•	Our ability and our partners’ ability to establish and enforce intellectual property rights in and to LB1148.

If we, either individually or through our co-development partner, do not achieve one or more of these factors, many of which are beyond our control, in a timely manner or at all, we could experience significant delays or an inability to obtain regulatory approvals or commercialize LB1148. Even if regulatory approvals are obtained, we may never be able to successfully commercialize LB1148. Accordingly, we cannot assure you that we will ever be able to generate sufficient revenue through the sale of LB1148, if approved, to continue its business.

Some of the initial indications in which we plan to pursue development of LB1148 are indications for which there are no FDA-approved therapies. This makes it difficult to predict the timing and costs of clinical development for LB1148 in these indications, as well as the regulatory approval path.

There are no FDA-approved therapies for decreasing the time to normal feedings and bowel movement (or preventing necrotizing enterocolitis) in infants after heart surgery. While ENTEREG® is approved to accelerate the time to upper and lower gastrointestinal recovery following surgeries that include partial bowel resection with primary anastomosis, there is no guarantee that regulatory precedence regarding ENTEREG® will apply to the approval of other therapies that may accelerate the time to gastrointestinal recovery following surgery. While there are multiple medical devices approved for the reduction or elimination of postoperative intra-abdominal adhesions, there are no drugs approved to reduce postoperative intra-abdominal adhesions. The regulatory approval process for novel product candidates such as LB1148 can be more expensive and take longer than for other, better known or extensively studied therapeutic approaches.

The development and commercialization strategy for our lead product candidate LB1148 depends, in part, on published scientific literature and the FDA’s prior findings regarding the safety and efficacy of tranexamic acid. If we are not able to pursue this strategy, it may be delayed in receiving regulatory authority approval.

The Hatch-Waxman Act added Section 505(b)(2) to the U.S. Federal Food, Drug, and Cosmetic Act (“FDCA”). Section 505(b)(2) permits the submission of a New Drug Application (“NDA”) where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. The FDA interprets Section 505(b)(2) of the FDCA, for purposes of approving an NDA, to permit the applicant to rely, in part, upon published literature and/or the FDA’s previous findings of safety and efficacy for an approved product. The FDA also requires companies to perform additional clinical trials or measurements to support any deviation from the previously approved product and to justify that it is scientifically appropriate to rely on the applicable published literature or referenced product, referred to as bridging. The FDA may then approve the new product candidate for all or some of the indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant, if such approval is supported by study data. The labeling, however, may be required to include all or some of the limitations, contraindications, warnings or precautions or restrictions on use included in the reference product’s labeling, including a boxed warning, or may require additional limitations, contraindications, warnings or precautions or restrictions on use.

We currently plan to pursue marketing approval for LB1148, in the U.S. through a 505(b)(2) NDA and will be completing bridging analyses prior to NDA submissions. If the FDA disagrees with our conclusions regarding the appropriateness of our reliance on the FDA’s prior findings of safety and efficacy for TXA or on published literature, or if we are not otherwise able to bridge to the listed drug or published literature to demonstrate that our reliance is scientifically appropriate, we could be required to conduct additional clinical trials or other studies to support our NDA, which could lead to unanticipated costs and delays or to the termination of the development program for LB1148. If we are unable to obtain approval for LB1148 through the 505(b)(2) NDA process, we may be required to pursue the more expensive and time consuming 505(b)(1) approval process, which consists of full reports of investigations of safety and effectiveness conducted by or for the Company.

Notwithstanding the approval of a number of products by the FDA under Section 505(b)(2), pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, the FDA may be required to change its policies and practices with respect to Section 505(b)(2) regulatory approvals, which could delay or even prevent the FDA from approving any NDA that we submit pursuant to the 505(b)(2) process. Even if we are allowed to pursue the 505(b)(2) regulatory pathway to FDA approval, we cannot assure you that our product candidates will receive the requisite approvals for commercialization.

We may find it difficult to enroll patients in our clinical trials, which could delay or prevent us from proceeding with clinical trials of our product candidates.

Identifying and qualifying subjects to participate in clinical trials of our product candidates is critical to our success. The timing of clinical trials depends on our ability to recruit subjects to participate, as well as the completion of required follow-up periods. Patients may be unwilling to participate in clinical trials because of negative publicity from adverse events related to the biotechnology or pharmaceutical fields, competitive clinical trials for similar patient populations, the existence of current treatments or for other reasons. The timeline for recruiting patients, conducting studies and obtaining regulatory approval of our product candidates may be delayed, which could result in increased costs, delays in advancing its product candidates, delays in testing the effectiveness of its product candidates or termination of the clinical trials altogether.

Patient enrollment and trial completion are affected by numerous additional factors, including the:

•	process for identifying patients;

•	design of the trial protocol;

•	eligibility and exclusion criteria;

•	perceived risks and benefits of the product candidate under study;

•	availability of competing therapies and clinical trials;

•	severity of the disease under investigation;

•	proximity and availability of clinical trial sites for prospective patients;

•	ability to obtain and maintain patient consent;

•	risk that enrolled patients will drop out before completion of the trial;

•	patient referral practices of physicians; and

•	ability to monitor patients adequately during and after treatment.

If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay, limit or terminate ongoing or planned clinical trials, any of which would have an adverse effect on our business, financial condition, results of operations and prospects.

Clinical drug development is very expensive, time-consuming and uncertain.

Clinical development for our product candidates is very expensive, time-consuming, difficult to design and implement, and the outcomes are inherently uncertain. Most product candidates that commence clinical trials are never approved by regulatory authorities for commercialization and of those that are approved many do not cover their costs of development. In addition, we, any partner with which we may in the future collaborate, the FDA, an institutional review board (“IRB”), or other regulatory authorities, including state and local agencies and counterpart agencies in foreign countries, may suspend, delay, require modifications to or terminate our clinical trials at any time.

The results of previous clinical trials may not be predictive of future results, and the results of our current and planned clinical trials may not satisfy the requirements of the FDA or non-U.S. regulatory authorities.

The results from the prior preclinical studies and clinical trials for LB1148 may not necessarily be predictive of the results of future preclinical studies or clinical trials. Even if we are able to complete our planned clinical trials of our product candidates according to our current development timelines, the results from our prior clinical trials of our product candidates may not be replicated in these future trials. Many companies in the pharmaceutical and biotechnology industries (including those with greater resources and experience than we have) have suffered significant setbacks in late-stage clinical trials after achieving positive results in early stage development, and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway or safety or efficacy observations made in clinical trials, including previously unreported adverse events. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless have failed to obtain FDA approval. If we fail to produce positive results in our clinical trials of any of our product candidates, the development timelines and regulatory approvals and commercialization prospects for our product candidates and our business and financial prospects would be adversely affected. If we fail to produce positive results in our clinical trials of any of our product candidates, the development timelines, regulatory approvals, and commercialization prospects for our product candidates, as well as our business and financial prospects, would be adversely affected. Further, our product candidates may not be approved even if they achieve their respective primary endpoints in Phase 3 registration trials. The FDA or non-U.S. regulatory authorities may disagree with our trial designs or our interpretation of data from preclinical studies and clinical trials. We have taken the position that LB1148 has a single active ingredient, TXA. LB1148 also contains polyethylene glycol 3350 (“PEG”). Across different countries and different circumstances, PEG may be regulated as an inactive ingredient, a medical device, or an active ingredient. There is uncertainty about (1) whether regulatory agencies will classify LB1148 as a fixed-combination drug product and (2) consequential implications of, for example, FDA’s fixed-combination drug product regulation concerning the evaluation of each active drug component’s individual contribution to the overall treatment effect. The treatment of PEG and any regulatory requirements, if it is considered an active ingredient, may differ across regulatory authorities. If LB1148 is considered a fixed-combination drug product, then this may impact the design and overall number of required clinical trials as well as additional requirements for nonclinical studies. Even though we are proceeding with a Phase 3 trial for LB1148 as a single active ingredient drug product, we may be required to conduct additional trials, which could include the use of a factorial design, and nonclinical studies if, for example, the FDA (1) concludes that PEG is an active ingredient in LB1148 and (2) is unwilling to provide a waiver from meeting its fixed-combination drug product regulation/requirements. In addition, any of these regulatory authorities may change requirements for the approval of a product candidate even after reviewing and providing comments or advice on a protocol for a pivotal clinical trial that has the potential to result in approval by the FDA or another regulatory authority. Furthermore, any of these regulatory authorities may also approve our product candidate for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post-marketing clinical trials.

If the clinical development of LB1148 is successful, we intend to eventually seek regulatory approvals of LB1148 initially in the U.S. and may seek approvals in other geographies. Before obtaining regulatory approvals for the commercial sale of any product candidate for any target indication, we must demonstrate with substantial evidence gathered in preclinical studies and adequate and well-controlled clinical studies, and, with respect to approval in the United States, to the satisfaction of the FDA, that the product candidate is safe and effective for use for that target indication. We cannot assure you that the FDA or non-U.S. regulatory authorities would consider our planned clinical trials to be sufficient to serve as the basis for approval of our product candidates for any indication. The FDA and non-U.S. regulatory authorities retain broad discretion in evaluating the results of our clinical trials and in determining whether the results demonstrate that our product candidates are safe and effective. If we are required to conduct clinical trials of our product candidates in addition to those we have planned prior to approval, we will need substantial additional funds, and cannot assure you that the results of any such outcomes trial or other clinical trials will be sufficient for approval.

Our product candidates may cause undesirable side effects or have other unexpected properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in post-approval regulatory action.

Unforeseen side effects from LB1148 could arise either during clinical development or, if approved, after it has been marketed. Undesirable side effects could cause us , any partners with which we may collaborate, or regulatory authorities to interrupt, extend, modify, delay or halt clinical trials and could result in a more restrictive or narrower label or the delay or denial of regulatory approval by the FDA or comparable foreign authorities.

Results of clinical trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, trials could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of a product candidate for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in product liability claims. Any of these occurrences may harm our business, financial condition, operating results and prospects.

Additionally, if we or others identify undesirable side effects, or other previously unknown problems, caused by a product after obtaining U.S. or foreign regulatory approval, a number of potentially negative consequences could result, which could prevent us or our potential partners from achieving or maintaining market acceptance of the product and could substantially increase the costs of commercializing such product.

We may in the future conduct clinical trials for our product candidates outside the United States, and the FDA and applicable foreign regulatory authorities may not accept data from such trials.

We, as well as investigator sponsors, have conducted clinical trials, are conducting clinical trials, and may in the future choose to conduct one or more clinical trials outside of the U.S. Although the FDA or applicable foreign regulatory authority may accept data from clinical trials conducted outside the U.S. or the applicable jurisdiction, acceptance of such study data by the FDA or applicable foreign regulatory authority may be subject to certain conditions or exclusion. Where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless such data are applicable to the U.S. population and U.S. medical practice; the studies were performed by clinical investigators of recognized competence; and the data are considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Many foreign regulatory bodies have similar requirements. In addition, such foreign studies would be subject to the applicable local laws of the foreign jurisdictions where the studies are conducted. There can be no assurance the FDA or applicable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable home country. If the FDA or applicable foreign regulatory authority does not accept such data, it would likely result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan.

We rely on and expect to continue to rely on third-party CROs and other third parties to conduct and oversee our clinical trials. If these third parties do not meet our requirements or otherwise conduct the trials as required, we may not be able to satisfy our contractual obligations or obtain regulatory approval for, or commercialize, our product candidates.

We rely on, and expect to continue to rely on, third-party contract research organizations (“CROs”) to conduct and oversee our LB1148 clinical trials and other aspects of product development. We also expect to rely on various medical institutions, clinical investigators and contract laboratories to conduct our trials in accordance with our clinical protocols and all applicable regulatory requirements, including the FDA’s regulations and good clinical practice (“GCP”) requirements, which are an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors, and state regulations governing the handling, storage, security and recordkeeping for drug and biologic products. These CROs and other third parties are expected to play a significant role in the conduct of these trials and the subsequent collection and analysis of data from the clinical trials. We expect to rely heavily on these parties for the execution of our clinical trials and preclinical studies and will control only certain aspects of their activities. Our CROs and other third-party contractors will be required to comply with GCP and good laboratory practice (“GLP”) requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities. Regulatory authorities enforce these GCP and GLP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable GCP and GLP requirements, or reveal noncompliance from an audit or inspection, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or other regulatory authorities may require us to perform additional clinical trials before approving our or our partners’ marketing applications. We cannot assure that upon inspection by a given regulatory authority, such regulatory authority will determine whether or not any of our clinical or preclinical trials comply with applicable GCP and GLP requirements. In addition, our clinical trials generally must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations and policies may require it to repeat clinical trials, which would delay the regulatory approval process.

If any of our CROs or clinical trial sites terminate their involvement in one of our clinical trials for any reason, we may not be able to enter into arrangements with alternative CROs or clinical trial sites or do so on commercially reasonable terms. In addition, if our relationship with clinical trial sites is terminated, we may experience the loss of follow-up information on patients enrolled in our ongoing clinical trials unless we are able to transfer the care of those patients to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and could receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be questioned by the FDA.

Even if we receive marketing approval for LB1148, or any future product candidate, we may not be able to successfully commercialize our product candidates due to unfavorable pricing regulations or third-party coverage and reimbursement policies, which could make it difficult for us to sell our product candidates profitably.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data to the payor. There may be significant delays in obtaining such coverage and reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for in all cases or at a rate that covers costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Interim reimbursement levels for new products, if applicable, may also not be sufficient to cover costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors, by any future laws limiting drug prices and by any future relaxation of laws that presently restrict imports of product from countries where they may be sold at lower prices than in the United States.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting reimbursement policies, but also have their own methods and approval process apart from Medicare coverage and reimbursement determinations.

Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if coverage and reimbursement are available, what the level of reimbursement will be. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Reimbursement may impact the demand for, and the price of, any product for which we obtain marketing approval. Assuming we obtain coverage for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with those medications. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover all or a significant portion of the cost of our products. Therefore, coverage and adequate reimbursement is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new products when more established or lower cost therapeutic alternatives are already available or subsequently become available. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription medicines, medical devices and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the successful commercialization of new products. Further, the adoption and implementation of any future governmental cost containment or other health reform initiative may result in additional downward pressure on the price that we may receive for any approved product.

Outside of the U.S., many countries require approval of the sale price of a product before it can be marketed and the pricing review period only begins after marketing or product licensing approval is granted. To obtain reimbursement or pricing approval in some of these countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of its product candidate to other available therapies. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product candidate in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues, if any, we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if such product candidates obtain marketing approval.

Even if a product candidate obtains regulatory approval, it may fail to achieve the broad degree of physician and patient adoption and use necessary for commercial success.

The commercial success of LB1148, if approved, will depend significantly on attaining broad adoption and use of the drug by physicians and patients for approved indications, and it may not be commercially successful even though it is shown to be effective. The degree and rate of physician and patient adoption of a product, if approved, will depend on a number of factors, including but not limited to:

•	patient demand for approved products that treat the indication for which they are approved;

•	the effectiveness of a product compared to other available therapies or treatment regimens;

•	the availability of coverage and adequate reimbursement from managed care plans and other healthcare payors;

•	the cost of treatment in relation to alternative treatments and willingness to pay on the part of patients;

•	insurers’ willingness to see the applicable indication as a disease worth treating;

•	proper administration by physicians or patients;

•	patient satisfaction with the results, administration and overall treatment experience;

•

limitations or contraindications, warnings, precautions or approved indications for use different than those sought by us that are contained in the final FDA-approved labeling for the applicable product;

•	any FDA requirement to undertake a risk evaluation and mitigation strategy;

•	the effectiveness of our sales, marketing, pricing, reimbursement and access, government affairs, and distribution efforts;

•	adverse publicity about a product or favorable publicity about competitive products;

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new government regulations and programs, including price controls and/or limits or prohibitions on ways to commercialize drugs, such as increased scrutiny on direct-to-consumer advertising of pharmaceuticals; and

•	potential product liability claims or other product-related litigation.

If LB1148 is approved for use but fails to achieve the broad degree of physician and patient adoption necessary for commercial success, our operating results and financial condition will be adversely affected, which may delay, prevent or limit our ability to generate revenue and continue our business.

Our product candidates, if approved, will face significant competition and their failure to compete effectively may prevent them from achieving significant market penetration.

The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition, less effective patent terms, and a strong emphasis on developing newer, fast-to-market proprietary therapeutics. Numerous companies are engaged in the development, patenting, manufacturing and marketing of healthcare products competitive with those that we are developing, including LB1148. We will face competition from a number of sources, such as pharmaceutical companies, generic drug companies, biotechnology companies, medical device companies and academic and research institutions, many of which have greater financial resources, marketing capabilities, sales forces, manufacturing capabilities, research and development capabilities, regulatory expertise, clinical trial expertise, intellectual property portfolios, more international reach, experience in obtaining patents and regulatory approvals for product candidates and other resources than we do . Some of the companies that offer competing products also have a broad range of other product offerings, large direct sales forces and long-term customer relationships with our target physicians, which could inhibit our market penetration efforts.

With respect to our lead product candidate, LB1148, for the indication of postoperative improvement of bowel function, we expect to face competition in the pharmacological therapy space from alvimopan, marketed as a branded product, ENTEREG®, by Merck, as well as in generic form. There are no pharmacotherapies for decreasing the time to normal feedings and bowel movement (or preventing necrotizing enterocolitis) in infants after heart surgery or for the reduction or elimination of postoperative intra-abdominal adhesions. However, we will face general competition from other medical interventions, namely surgical procedures and adhesion barrier products. Adhesion barrier products approved for abdominal or pelvic surgery in the United States consist of SEPRAFILM, INTERCEED and ADEPT. In addition, several products are used off-label for adhesion prevention in the United States, including EVICEL, SURGIWRAP, COSEAL and PRECLUDE. Adhesion barrier products available outside the United States include HYALOBARRIER, SPRAYSHIELD, PREVADH, and INTERCOAT. Such products are used as adjunctive interventions, have variable efficacy, and are not easily used with laparoscopic procedures, which are becoming increasingly common.

Any adverse developments that occur during any clinical trials conducted by Newsoara may affect our ability to obtain regulatory approval or commercialize LB1148.

Newsoara has the rights to develop and commercialize LB1148 in China for return of bowel function, reduction of adhesions, and sepsis. If serious adverse events occur during any clinical trials for which Newsoara conducts with respect to LB1148, the FDA and other regulatory authorities may delay, limit or deny approval of LB1148 or require us to conduct additional clinical trials as a condition to marketing approval, which would increase our costs. If we receive FDA approval for LB1148 and a new and serious safety issue is identified in connection with clinical trials conducted by Newsoara, the FDA and other regulatory authorities may withdraw their approval of the product or otherwise restrict our ability to market and sell our product. In addition, treating physicians may be less willing to administer our product due to concerns over such adverse events, which would limit our ability to commercialize LB1148.

Risks Related to Our Business

We have a very limited operating history and have never generated any revenues from product sales.

We are a clinical-stage biopharmaceutical company with a very limited operating history that may make it difficult to evaluate the success of our business to date and to assess our future viability. We were initially formed in 2001 and our operations, to date, have been limited to business planning, raising capital, developing our pipeline assets and other research and development. We have not yet demonstrated an ability to successfully complete any clinical trials and have never completed the development of any product candidate, nor have we ever generated any revenue from product sales or otherwise. Consequently, we have no meaningful operations upon which to evaluate our business, and predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing biopharmaceutical products.

We currently have no products approved for sale, and we may never obtain regulatory approval to commercialize any of our product candidates.

The research, testing, manufacturing, safety surveillance, efficacy, quality control, recordkeeping, labeling, packaging, storage, approval, sale, marketing, distribution, import, export and reporting of safety and other post-market information related to its biopharmaceutical products are subject to extensive regulation by the FDA and other regulatory authorities in the U.S. and in foreign countries, and such regulations differ from country to country and frequently are revised.

Even after we achieve U.S. regulatory approval for a product candidate, if any, we will be subject to continued regulatory review and compliance obligations. For example, with respect to our product candidates, the FDA may impose significant restrictions on the approved indicated uses for which the product may be marketed or on the conditions of approval. A product candidate’s approval may contain requirements for potentially costly post-approval studies and surveillance, including Phase 4 clinical trials, to monitor the safety and efficacy of the product. We also will be subject to ongoing FDA obligations and continued regulatory review with respect to, among other things, the manufacturing, processing, labeling, packaging, distribution, pharmacovigilance and adverse event reporting, storage, advertising, promotion and recordkeeping for our product candidates. These requirements include submissions of safety and other post-marketing information and reports, registration, continued compliance with cGMP requirements and with the FDA’s GCP requirements and GLP requirements, which are regulations and guidelines enforced by the FDA for all of our product candidates in clinical and preclinical development, and for any clinical trials that we conduct post-approval, as well as continued compliance with the FDA’s laws governing commercialization of the approved product, including but not limited to the FDA’s Office of Prescription Drug Promotion (“OPDP”) regulation of promotional activities, fraud and abuse, product sampling, scientific speaker engagements and activities, formulary interactions as well as interactions with healthcare practitioners. To the extent that a product candidate is approved for sale in other countries, we may be subject to similar or more onerous (i.e., prohibition on direct-to-consumer advertising that does not exist in the U.S.) restrictions and requirements imposed by laws and government regulators in those countries.

In addition, manufacturers of drug and biologic products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the manufacturing, processing, distribution or storage facility where, or processes by which, the product is made, a regulatory agency may impose restrictions on that product or us, including requesting that we initiate a product recall, or requiring notice to physicians or the public, withdrawal of the product from the market, or suspension of manufacturing.

If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	impose restrictions on the sale, marketing or manufacturing of the products, amend, suspend or withdraw product approvals or revoke necessary licenses;

•	mandate modifications to promotional and other product-specific materials or require us to provide corrective information to healthcare practitioners or in our advertising;

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require us or our partners to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions, penalties for noncompliance and, in extreme cases, require an independent compliance monitor to oversee our activities;

•	issue warning letters, bring enforcement actions, initiate surprise inspections, issue show cause notices or untitled letters describing alleged violations, which may be publicly available;

•	commence criminal investigations and prosecutions;

•	impose injunctions, suspensions or revocations of necessary approvals or other licenses;

•	impose other civil or criminal penalties;

•	suspend any ongoing clinical trials;

•	place restrictions on the kind of promotional activities that can be done;

•	delay or refuse to approve pending applications or supplements to approved applications filed by us or our potential partners;

•	refuse to permit drugs or precursor chemicals to be imported or exported to or from the United States;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products or require us or our partners to initiate a product recall.

The regulations, policies or guidance of the FDA and other applicable government agencies may change, and new or additional statutes or government regulations may be enacted, including at the state and local levels, which can differ by geography and could prevent or delay regulatory approval of our product candidates or further restrict or regulate post-approval activities. We cannot predict the likelihood, nature or extent of adverse government regulations that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to achieve and maintain regulatory compliance, we may not be permitted to commercialize our product candidates, which would adversely affect our ability to generate revenue and achieve or maintain profitability.

If we are not able to comply with the applicable continued listing requirements or standards of the Nasdaq Capital Market, Nasdaq could delist our common stock.

Our ability to publicly or privately sell equity securities and the liquidity of our common stock could be adversely affected if we are delisted from the Nasdaq Capital Market or if we are unable to transfer our listing to another stock market. In order to maintain this listing, we must satisfy minimum financial and other continued listing requirements and standards, including a requirement to maintain a minimum bid price of our common stock of $1.00 per share.

For example, on May 20, 2022, we received notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”) advising us that for 30 consecutive trading days preceding the date of the Notice, the bid price of our common stock had closed below the $1.00 per share minimum required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2).

We cannot assure you that, in the future, our securities will meet the continued listing requirements to be listed on Nasdaq. If our common stock is delisted by Nasdaq, it could lead to a number of negative implications, including an adverse effect on the price of our common stock, increased volatility in our common stock, reduced liquidity in our common stock, a limited availability of market quotations for our common stock, the loss of federal preemption of state securities laws, and greater difficulty in obtaining financing. In addition, delisting of our common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in its common stock, could result in a loss of current or future coverage by certain sell-side analysts and might deter certain institutions and persons from investing in our securities at all. Delisting could also cause a loss of confidence of our collaborators, vendors, suppliers and employees, which could harm our business and future prospects.

If our common stock is delisted by Nasdaq, our common stock may be eligible to trade on the OTC Bulletin Board, OTC-QB or another over-the-counter market. Any such alternative would likely result in it being more difficult for us to raise additional capital through the public or private sale of equity securities and for investors to dispose of or obtain accurate quotations as to the market value of, our common stock. In addition, there can be no assurance that our common stock would be eligible for trading on any such alternative exchange or markets. Moreover, if our common stock is delisted, it may come within the definition of “penny stock” under the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For example, we and/or broker-dealers are required to make a special suitability determination for purchases of such securities and must receive a purchaser’s written consent to the transaction prior to any purchase. Additionally, unless exempt, prior to a transaction involving a penny stock, the penny stock rules require the delivery of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer must also disclose the commissions payable to the broker-dealer, current quotations for the securities and, if the broker-dealer is the sole market-maker for the security, the fact that they are the sole market-maker and their presumed control over the market. Finally, monthly statements disclosing recent price information on the limited market in penny stocks must be sent to holders of such penny stocks. These requirements may reduce trading activity in the secondary market for our common stock and may impact the ability or willingness of broker-dealers to sell our securities which could limit the ability of stockholders to sell their securities in the public market and limit our ability to attract and retain qualified employees or raise additional capital in the future.

We currently have no marketing capabilities and no sales organization. If we are unable to establish sales and marketing capabilities on our own or through third parties, we will be unable to successfully commercialize our product candidates, if approved, or generate product revenue.

We currently have no marketing capabilities and no sales organization. To commercialize our product candidates, if approved, in the U.S. and other jurisdictions, we must build our marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. Although our employees, consultants, contractors, and partners have experience in the marketing, sale and distribution of pharmaceutical products, and business development activities involving external alliances, from prior employment at other companies, we as a company have no prior experience in the marketing, sale and distribution of pharmaceutical products, and there are significant risks involved in building and managing a sales organization, including its ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing, distribution and pricing/reimbursement/access capabilities would impact adversely the commercialization of these products.

We may face product liability exposure, and if successful claims are brought against us, we may incur substantial liability if our insurance coverage for those claims is inadequate.

We face an inherent risk of product liability or similar causes of action as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. This risk exists even if a product is approved for commercial sale by the FDA and is manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority and notwithstanding our complying with applicable laws on promotional activity. Our products and product candidates are designed to affect important bodily functions and processes. Any side effects, manufacturing defects, misuse or abuse associated with our product candidates could result in injury to a patient or potentially even death. We cannot offer any assurance that we will not face product liability suits in the future, nor can we assure that our insurance coverage will be sufficient to cover our liability under any such cases.

In addition, a liability claim may be brought against us even if our product candidates merely appear to have caused an injury. Product liability claims may be brought against us by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our product candidates, among others, and under some circumstances even government agencies. If we cannot successfully defend ourselves against product liability or similar claims, we will incur substantial liabilities, reputational harm and possibly injunctions and punitive actions. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	withdrawal or delay of recruitment or decreased enrollment rates of clinical trial participants;

•	termination or increased government regulation of clinical trial sites or entire trial programs;

•	the inability to commercialize our product candidates;

•	decreased demand for our product candidates;

•	impairment of our business reputation;

•	product recall or withdrawal from the market or labeling, marketing or promotional restrictions;

•	substantial costs of any related litigation or similar disputes;

•	distraction of management’s attention and other resources from our primary business;

•	significant delay in product launch;

•	substantial monetary awards to patients or other claimants against us that may not be covered by insurance;

•	withdrawal of reimbursement or formulary inclusion; or

•	loss of revenue.

We intend to obtain product liability insurance coverage for our clinical trials. Large judgments have been awarded in class action or individual lawsuits based on drugs that had unanticipated side effects. Our insurance coverage may not be sufficient to cover all of our product liability-related expenses or losses and may not cover us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, restrictive and narrow, and, in the future, we may not be able to maintain adequate insurance coverage at a reasonable cost, in sufficient amounts or upon adequate terms to protect us against losses due to product liability or other similar legal actions. We will need to increase our product liability coverage if any of our product candidates receive regulatory approval, which will be costly, and we may be unable to obtain this increased product liability insurance on commercially reasonable terms or at all and for all geographies in which we wish to launch. A successful product liability claim or series of claims brought against us, if judgments exceed our insurance coverage, could decrease our cash and harm our business, financial condition, operating results and future prospects.

Our stockholders may not receive any payment on the CVRs and the CVRs may otherwise expire valueless. In addition, the tax treatment of CVRs is uncertain.

Although we sold our legacy assets related to NSI-189, sufficient proceeds were not received to require distribution of proceeds to our CVR holders as provided for in the CVR Agreement. The right of our stockholders to receive any future payment on or derive any value from the CVRs will be contingent upon: (i) our ability to sell or license certain legacy intellectual property within the time periods specified in the CVR Agreement and (ii) the consideration received for such intellectual property being greater than the amounts permitted to be retained or deducted by us pursuant to the CVR Agreement. If we are not able to sell or license such intellectual property within the prescribed time period, or the consideration received by us is not greater than the amounts permitted to be retained or deducted by us, no payments will be made under the CVRs, and the CVRs will expire valueless. Following the closing of the Merger, we do not have any contractual obligation to support the development of the legacy asset, NSI-566.

Furthermore, the CVRs are unsecured obligations of ours and all payments under the CVRs, all other obligations under the CVR Agreement and the CVRs and any rights or claims relating thereto will be subordinated in right of payment to the prior payment in full of all current or future senior obligations of ours. Finally, the U.S. federal income tax treatment of the CVRs is unclear. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of, and payments on, the CVRs, and there can be no assurance that the Internal Revenue Service would not assert, or that a court would not sustain, a position that could result in adverse U.S. federal income tax consequences to holders of the CVRs.

Our employees, independent contractors, principal investigators, other clinical trial staff, consultants, vendors, CROs and any partners with whom we may collaborate may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, principal investigators, other clinical trial staff, consultants, vendors, CROs and any partners with which we may collaborate may engage in fraudulent or other illegal activity. Misconduct by these persons could include intentional, reckless, gross or negligent misconduct or unauthorized activity that violates: laws or regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA or foreign regulatory authorities; manufacturing standards; federal, state and foreign healthcare fraud and abuse laws and data privacy; anticorruption laws, antikickback and Medicare/Medicaid rules, or laws that require the true, complete and accurate reporting of financial information or data, books and records. If any such or similar actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative and punitive penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, debarments, contractual damages, reputational harm, diminished profits and future earnings, injunctions, and curtailment or cessation of our operations, any of which could adversely affect our ability to operate our business and our operating results.

We may be subject to risks related to off-label use of its product candidates.

The FDA strictly regulates the advertising and promotion of drug products, and drug products may only be marketed or promoted for their FDA approved uses, consistent with the product’s approved labeling. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such uses. Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by the FDA, the Department of Justice, the Office of Inspector General of the Department of Health and Human Services, state attorneys general, members of Congress and the public. Violations, including promotion of our products for unapproved or off-label uses, are subject to enforcement letters, inquiries and investigations, and civil, criminal and/or administrative sanctions by the FDA. Additionally, advertising and promotion of any product candidate that obtains approval outside of the United States will be heavily scrutinized by relevant foreign regulatory authorities.

Even if we obtain regulatory approval for its product candidates, the FDA or comparable foreign regulatory authorities may require labeling changes or impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance.

In the U.S., engaging in impermissible promotion of our product candidates for off-label uses can also subject us to false claims litigation under federal and state statutes, which can lead to civil, criminal and/or administrative penalties and fines and agreements, such as a corporate integrity agreement, that materially restrict the manner in which we promote or distribute our product candidates. If we do not lawfully promote our products, we may become subject to such litigation and, if we are not successful in defending against such actions, those actions could have a material adverse effect on our business, financial condition and operating results and even result in having an independent compliance monitor assigned to audit our ongoing operations for a lengthy period of time.

Our or our third party’s clinical trials may fail to demonstrate the safety and efficacy of our product candidates, or serious adverse or unacceptable side effects may be identified during their development, which could prevent or delay marketing approval and commercialization, increase our costs or necessitate the abandonment or limitation of the development of the product candidate.

Before obtaining marketing approvals for the commercial sale of any product candidate, we must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that such product candidate is both safe and effective for use in the applicable indication. Failures can occur at any stage of testing. Clinical trials often fail to demonstrate safety and are associated with side effects or have characteristics that are unexpected. Based on the safety profile seen in clinical testing, we may need to abandon development or limit development to more narrow uses in which the side effects or other characteristics are less prevalent, less severe or more tolerable from a risk-benefit perspective. The FDA or an IRB may also require that the Company suspend, discontinue, or limit clinical trials based on safety information. Such findings could further result in regulatory authorities failing to provide marketing authorization for the product candidate. Many pharmaceutical candidates that initially showed promise in early stage testing and which were efficacious have later been found to cause side effects that prevented further development of the drug candidate and, in extreme cases, the side effects were not seen until after the drug was marketed, causing regulators to remove the drug from the market post-approval.

We may expend our limited resources to pursue a particular indication and fail to capitalize on indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we are currently focusing only on development programs that we identify for specific indications for our product candidates. As a result, we may forego or delay pursuit of opportunities for other indications, or with other potential product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs for specific indications or future product candidates may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a product candidate, we may not gain approval or achieve market acceptance of that candidate, and our business and financial results will be harmed.

We may choose to discontinue developing or commercializing any of our product candidates, or may choose to not commercialize product candidates in approved indications, at any time during development or after approval, which would reduce or eliminate our potential return on investment for those product candidates.

At any time, we may decide to discontinue the development of any of our product candidates for a variety of reasons, including the appearance of new technologies that make our product candidates obsolete, competition from a competing product or changes in or failure to comply with applicable regulatory requirements. If we terminate a program in which we have invested significant resources, we will not receive any return on our investment and we will have missed the opportunity to have allocated those resources to potentially more productive uses.

Healthcare reform measures could hinder or prevent the commercial success of our product candidates.

There have been executive, judicial, and Congressional challenges to certain aspects of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, “Affordable Care Act”). For example, the so-called “individual mandate” was repealed as part of tax reform legislation adopted in December 2017, such that the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the Code was eliminated beginning in 2019. On June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the Affordable Care Act will remain in effect in its current form. Prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the Affordable Care Act marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the Affordable Care Act. It is possible that the Affordable Care Act will be subject to judicial or Congressional challenges in the future. It is unclear how such challenges and the healthcare reform measures of the Biden administration will impact the Affordable Care Act and our business.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, including the Infrastructure Investment and Jobs Act, will stay in effect through 2030 unless additional Congressional action is taken. However, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and other SARS-CoV-2 relief legislation have suspended the 2% Medicare sequester from May 1, 2020 through March 31, 2022. Under current legislation the actual reduction in Medicare payments will vary from 1% in 2022 to up to 3% in the final fiscal year of this sequester. These laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our drugs, if approved, and accordingly, our financial operations. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates if approved or additional pricing pressures.

Further, in the United States there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries, Presidential executive orders, and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug and biological product pricing, reduce the cost of prescription drugs and biological products under government payor programs and review the relationship between pricing and manufacturer patient programs. For example, in July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, the U.S. Department of Health and Human Services (“HHS”), released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. No legislation or administrative actions have been finalized to implement these principles. It is unclear whether these or similar policy initiatives will be implemented in the future. Congress is considering drug pricing as part of other reform initiatives.

There are also calls to ban all direct-to-consumer advertising of pharmaceuticals, which would limit our ability to market product candidates. The United States is in a minority of jurisdictions that allow this kind of advertising and its removal could limit the potential reach of a marketing campaign. Further, it is possible that additional governmental action is taken in response to the SARS-CoV-2 pandemic.

We may also be subject to stricter healthcare laws, regulation and enforcement, and our failure to comply with those laws could adversely affect our business, operations and financial condition.

Certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We are subject to regulation by both the federal government and the states in which we or our partners conduct business. The healthcare laws and regulations that may affect our ability to operate include: the federal Anti-Kickback Statute; federal civil and criminal false claims laws and civil monetary penalty laws; the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act; the federal physician sunshine requirements under the Affordable Care Act; the Foreign Corrupt Practices Act as it applies to activities outside of the United States; and state law equivalents of many of the above federal laws.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, healthcare reform legislation has strengthened these laws. For example, the Affordable Care Act, among other things, amended the intent requirement of the federal Anti-Kickback Statute and certain criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it. In addition, the Affordable Care Act provided that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

Achieving and sustaining compliance with these laws may prove costly. In addition, any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business and result in reputational damage. If our operations are found to be in violation of any of the laws described above or any other governmental laws or regulations that apply to us, we may be subject to significant penalties, including administrative, civil and criminal penalties, damages, including punitive damages, fines, disgorgement, the exclusion from participation in federal and state healthcare programs, individual imprisonment or the curtailment or restructuring of our operations, and injunctions, any of which could adversely affect our ability to operate our business and our financial results.

Our inability to successfully in-license, acquire, develop and market additional product candidates or approved products would impair our ability to grow our business.

We intend to in-license, acquire, develop and market additional products and product candidates. Because our internal research and development capabilities are limited, we may be dependent on pharmaceutical companies, academic or government scientists and other researchers to sell or license products or technology to us. The success of this strategy depends partly on our ability to identify and select promising pharmaceutical product candidates and products, negotiate licensing or acquisition agreements with their current owners, and finance these arrangements.

The process of proposing, negotiating and implementing a license or acquisition of a product candidate or approved product is lengthy and complex. Other companies, including some with substantially greater financial, marketing, sales and other resources, may compete with us for the license or acquisition of product candidates and approved products. We have limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into its current infrastructure. Moreover, we may devote resources to potential acquisitions or licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts. We may not be able to acquire the rights to additional product candidates on terms that we find acceptable or at all.

Further, any product candidate that we acquire may require additional development efforts prior to commercial sale, including preclinical or clinical testing and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to risks of failure typical of pharmaceutical product development, including the possibility that a product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot provide assurance that any approved products that we acquire will be manufactured or sold profitably or achieve market acceptance.

We may seek to avail ourselves of mechanisms to expedite the development or approval for product candidates we may pursue in the future, such as Fast Track or breakthrough designation, but such mechanisms may not actually lead to a faster development or regulatory review or approval process.

LB1148 has received Fast Track designation from the FDA for the treatment of postoperative GI dysfunction (which may present as feeding intolerance, ileus, necrotizing enterocolitis, etc.) associated with gut hypoperfusion injury in pediatric patients who underwent congenital heart disease repair surgery. In addition, we may seek Fast Track designation, breakthrough designation, or priority review for product candidates we may pursue in the future. For example, if a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA Fast Track designation. However, the FDA has broad discretion with regard to these mechanisms, and even if we believe a particular product candidate is eligible for any such mechanism, we cannot guarantee that the FDA would decide to grant it. Even if we do obtain Fast Track or priority review designation or pursue an accelerated approval pathway, we may not experience a faster development process, review, or approval compared to conventional FDA procedures. The FDA may withdraw a particular designation if it believes that the designation is no longer supported by data from our clinical development program.

We intend to seek breakthrough designation for LB1148 for the treatment of postoperative GI dysfunction associated with gut hypoperfusion injury in pediatric patients who undergo congenital heart disease repair surgery and for the treatment of postoperative GI dysfunction associated with major surgeries that risk disrupting the intestinal mucosal barrier. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe a product candidate meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. We cannot be sure that our evaluation of a product candidate as qualifying for breakthrough therapy designation will meet the FDA’s requirements. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review, or approval compared to conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more product candidates qualifies as a breakthrough therapy, the FDA may later determine that the product candidate no longer meets the conditions for qualification or may determine that the time period for FDA review or approval will not be shortened.

Risks Related to our Dependence on Third Parties

We expect to rely on collaborations with third parties for the successful development and commercialization of our product candidates.

We expect to rely upon the efforts of third parties for the successful development and commercialization of our current and future product candidates. The clinical and commercial success of our product candidates may depend upon maintaining successful relationships with third-party partners which are subject to a number of significant risks, including the following:

•	our partners’ ability to execute their responsibilities in a timely, cost-efficient and compliant manner;

•	reduced control over delivery and manufacturing schedules;

•	price increases and product reliability;

•	manufacturing deviations from internal or regulatory specifications;

•	quality incidents;

•	the failure of partners to perform their obligations for technical, market or other reasons;

•	misappropriation of our current or future product candidates; and

•	other risks in potentially meeting our current and future product commercialization schedule or satisfying the requirements of our end-users.

We cannot assure you that we will be able to establish or maintain third-party relationships in order to successfully develop and commercialize our product candidates.

We rely completely on third-party contractors to supply, manufacture and distribute clinical drug supplies for our product candidates, which may include sole-source suppliers and manufacturers; we intend to rely on third parties for commercial supply, manufacturing and distribution if any of our product candidates receives regulatory approval; and we expect to rely on third parties for supply, manufacturing and distribution of preclinical, clinical and commercial supplies of any future product candidates.

We do not currently have, nor do we plan to acquire, the infrastructure or capability to supply, store, manufacture or distribute preclinical, clinical or commercial quantities of drug substances or products. Additionally, we have not entered into a long-term commercial supply agreement to provide us with such drug substances or products. As a result, our ability to develop our product candidates is dependent, and our ability to supply our products commercially will depend, in part, on our ability to obtain the active pharmaceutical ingredients (“APIs”) and other substances and materials used in our product candidates successfully from third parties and to have finished products manufactured by third parties in accordance with regulatory requirements and in sufficient quantities for preclinical and clinical testing and commercialization. If we fail to develop and maintain supply and other technical relationships with these third parties, we may be unable to continue to develop or commercialize our products and product candidates.

We do not have direct control over whether or not our contract suppliers and manufacturers will maintain current pricing terms, be willing to continue supplying us with APIs and finished products or maintain adequate capacity and capabilities to serve our needs, including quality control, quality assurance and qualified personnel. We are dependent on our contract suppliers and manufacturers for day-to-day compliance with applicable laws and cGMPs for production of both APIs and finished products. If the safety or quality of any product or product candidate or component is compromised due to a failure to adhere to applicable laws or for other reasons, we may not be able to commercialize or obtain regulatory approval for the affected product or product candidate successfully, and we may be held liable for injuries sustained as a result.

In order to conduct larger or late-stage clinical trials for a product candidate and supply sufficient commercial quantities of the resulting drug product and its components, if that product candidate is approved for sale, our contract manufacturers and suppliers will need to produce our drug substances and product candidates in larger quantities more cost-effectively and, in certain cases, at higher yields than they currently achieve. If our third-party contractors are unable to scale up the manufacture of any of our product candidates successfully in sufficient quality and quantity and at commercially reasonable prices, or are shut down or put on clinical hold by government regulators, and we are unable to find one or more replacement suppliers or manufacturers capable of production at a substantially equivalent cost in substantially equivalent volumes and quality, and we are unable to transfer the processes successfully on a timely basis, the development of that product candidate and regulatory approval or commercial launch for any resulting products may be delayed, or there may be a shortage in supply, either of which could significantly harm its business, financial condition, operating results and prospects.

We expect to continue to depend on third-party contract suppliers and manufacturers for the foreseeable future. Our supply and manufacturing agreements do not guarantee that a contract supplier or manufacturer will provide services adequate for our needs. Additionally, any damage to or destruction of our third-party manufacturer’s or suppliers’ facilities or equipment, even by force majeure, may significantly impair our ability to have our products and product candidates manufactured on a timely basis. Our reliance on contract manufacturers and suppliers further exposes us to the possibility that they, or third parties with access to their facilities, will have access to and may misappropriate our trade secrets or other proprietary information. In addition, the manufacturing facilities of certain of our suppliers may be located outside of the United States. This may give rise to difficulties in importing our products or product candidates or their components into the United States or other countries.

Risks Related to our Financial Operations

We have expressed substantial doubt about our ability to continue as a going concern.

Our management has determined that there is substantial doubt about our ability to continue as a going concern due to uncertainties that our cash flows generated from our operations will be sufficient to meet our current operating costs and our future consolidated financial statements may include a similar qualification about our ability to continue as a going concern. Our year-end and interim financial statements were prepared assuming that we will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty.

If we are unable to meet our current operating costs, we would need to seek additional financing or modify our operational plans. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

Failure to remediate a material weakness in internal accounting controls could result in material misstatements in our consolidated financial statements.

Our management has identified a material weakness in our internal control over financial reporting. The material weakness was due to a lack of controls in the financial closing and reporting process, including a lack of segregation of duties and the documentation and design of formalized processes and procedures surrounding the creation and posting of journal entries and account reconciliations. Additionally, our management identified a material weakness in our internal control over the fair value calculation of options granted during the quarter ended June 30, 2021. If not remediated, or if we identify further material weaknesses in its internal controls, our failure to establish and maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in our consolidated financial statements and a failure to meet our reporting and financial obligations.

We may be adversely affected by natural disasters and other catastrophic events and by man-made problems such as terrorism that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our headquarters and main research facility are located in the greater San Diego area, which in the past has experienced severe earthquakes and fires. If these earthquakes, fires, other natural disasters, health pandemics or epidemics, terrorism and similar unforeseen events beyond our control, including, for example, the ongoing COVID-19 pandemic, prevented us from using all or a significant portion of our headquarters or research facility, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. We do not have a disaster recovery or business continuity plan in place and may incur substantial expenses as a result of the absence or limited nature of our internal or third-party service provider disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business. Furthermore, integral parties in our supply chain are operating from single sites, increasing their vulnerability to natural disasters or other sudden, unforeseen and severe adverse events. If such an event were to affect its supply chain, it could have a material adverse effect on our ability to conduct clinical trials, our development plans and our business.

If our information systems or data, or those of third parties upon which we rely, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse consequences.

In the ordinary course of our business, we may process, as defined above, proprietary, confidential, and sensitive data, including personal data (such as health-related patient data), intellectual property, and trade secrets (collectively, sensitive information). We may rely upon third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, third-party providers of cloud-based infrastructure, employee email, CROs, and other functions. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. We may share or receive sensitive information with or from third parties.

The risk of a security breach or disruption, particularly through cyber-attacks, cyber-intrusion, malicious internet-based activity, and online and offline fraud, are prevalent and have generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. These threats are becoming increasingly difficult to detect and come from a variety of sources, including traditional computer hackers, threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we and the third parties upon which we rely may be vulnerable to a heightened risk of these attacks, including cyber-attacks that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our products.

We and the third parties upon which we rely may be subject to a variety of evolving threats, including but not limited to social engineering attacks (including through phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks (such as credential stuffing), personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, natural disasters, terrorism, war, and telecommunication and electrical failures. Ransomware attacks, including by organized criminal threat actors, nation-states, and nation-state-supported actors, are becoming increasingly prevalent and can lead to significant interruptions in our operations, loss of data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Similarly, supply-chain attacks have increased in frequency and severity.

Furthermore, the COVID-19 pandemic and our remote workforce poses increased risks to our information technology systems and data, as more of our employees work from home, utilizing network connections outside our premises.

Any of the previously identified or similar threats could cause a security breach or disruption. While we have not experienced any such security breach or other disruption to date, if such an event were to occur, it could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information and cause interruptions in our operations, including material disruptions of our development programs and business operations.

We may expend significant resources or modify our business activities (including our clinical trial activities) to try to protect against security breaches and disruptions. Certain data privacy and security obligations may require us to implement and maintain specific security measures, industry-standard or reasonable security measures to protect our information technology systems and sensitive information. While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We may be unable in the future to detect vulnerabilities in our information technology systems because such threats and techniques change frequently, are often sophisticated in nature, and may not be detected until after a security breach or disruption has occurred. Despite our efforts to identify and remediate vulnerabilities, if any, in our information technology systems, our efforts may not be successful. Further, we may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities.

Applicable data privacy and security obligations may require us to notify relevant stakeholders of certain security breaches and disruptions. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences. If we (or a third party upon whom we rely) experience a security breach or other disruption, or are perceived to have experienced such events, we may experience adverse consequences, including: government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. In particular, since we sponsor clinical trials, any breach or disruption that compromises patient data and identities could generate significant reputational damage, which may affect trust in us and our ability to recruit for future clinical trials. Additionally, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. Furthermore, we cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims

Our business and operations would suffer in the event of system failures, cyber-attacks or a deficiency in our cyber-security.

Despite the implementation of security measures, our internal computer systems and those of our current and future CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Although we have not suffered any material incidents to date, the risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusion, including by computer hackers, foreign governments, and cyber-terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. While we have not experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. In addition, since we sponsor clinical trials, any breach that compromises patient data and identities causing a breach of privacy could generate significant reputational damage and legal liabilities and costs to recover and repair, including affecting trust in us to recruit for future clinical trials. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our products and product candidates could be delayed.

Risks Related to our Intellectual Property

We may not be able to obtain, maintain or enforce global patent rights or other intellectual property rights that cover our product candidates and technologies that are of sufficient breadth to prevent third parties from competing against us.

Our success with respect to our product candidates will depend, in part, on our ability to obtain and maintain patent protection in both the U.S. and other countries, to preserve our trade secrets and to prevent third parties from infringing and/or misappropriating on our proprietary rights. Our ability to protect our product candidates from unauthorized or infringing use by third parties depends in substantial part on our ability to obtain and maintain valid and enforceable patents around the world.

The patent application process, also known as patent prosecution, is expensive and time-consuming, and we and our current or future licensors and licensees may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner in all the countries that are desirable. It is also possible that we or our current licensors, or any future licensors or licensees, will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, these and any of our patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Moreover, our competitors independently may develop equivalent knowledge, methods and know-how or discover workarounds to our patents that would not constitute infringement. Any of these outcomes could impair our ability to enforce the exclusivity of our patents effectively, which may have an adverse impact on our business, financial condition and operating results.

Due to legal standards relating to patentability, validity, enforceability and claim scope of patents covering pharmaceutical inventions, our ability to obtain, maintain and enforce patents is uncertain and involves complex legal and factual questions especially across countries. Accordingly, rights under any existing patents or any patents we might obtain or license may not cover our product candidates or may not provide us with sufficient protection for our product candidates to afford a sustainable commercial advantage against competitive products or processes, including those from branded, generic and over-the-counter pharmaceutical companies. In addition, we cannot guarantee that any patents or other intellectual property rights will issue from any pending or future patent or other similar applications owned by or licensed to us. Even if patents or other intellectual property rights have issued or will issue, we cannot guarantee that the claims of these patents and other rights are or will be held valid or enforceable by the courts, through injunction or otherwise, or will provide us with any significant protection against competitive products or otherwise be commercially valuable to us in every country of commercial significance that we may target.

Our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our technology and the prior art allow our technology to be patentable over the prior art. We do not have outstanding issued patents covering all of the recent developments in our technology and are unsure of the patent protection that we will be successful in obtaining, if any. Even if the patents do successfully issue, third parties may design around or challenge the validity, enforceability or scope of such issued patents or any other issued patents we own or license, which may result in such patents being narrowed, invalidated or held unenforceable. If the breadth or strength of protection provided by the patents we hold or pursue with respect to our product candidates is challenged, it could dissuade companies from collaborating with us to develop or threaten our ability to commercialize or finance our product candidates.

The laws of some foreign jurisdictions do not provide intellectual property rights to the same extent or duration as in the U.S., and many companies have encountered significant difficulties in acquiring, maintaining, protecting, defending and especially enforcing such rights in foreign jurisdictions. If we encounter such difficulties in protecting or are otherwise precluded from effectively protecting our intellectual property in foreign jurisdictions, our business prospects could be substantially harmed, especially internationally.

Proprietary trade secrets and unpatented know-how are also very important to our business. Although we have taken steps to protect our trade secrets and unpatented know-how by entering into confidentiality agreements with third parties, and intellectual property protection agreements with officers, directors, employees, and certain consultants and advisors, there can be no assurance that binding agreements will not be breached or enforced by courts, that we would have adequate remedies for any breach, including injunctive and other equitable relief, or that our trade secrets and unpatented know-how will not otherwise become known, inadvertently disclosed by us or our agents and representatives, or be independently discovered by our competitors. If trade secrets are independently discovered, we would not be able to prevent their use and if we and our agents or representatives inadvertently disclose trade secrets and/or unpatented know-how, we may not be allowed to retrieve these trade secrets and/or unpatented know-how and maintain the exclusivity we previously held.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product candidates do not guarantee exclusivity. The requirements for patentability differ in certain countries, particularly developing countries. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as laws in the United States, especially when it comes to granting use and other kinds of patents and what kind of enforcement rights will be allowed, especially injunctive relief in a civil infringement proceeding. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States and even in launching an identical version of our product notwithstanding that we have a valid patent in that country. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products, or produce copy products, and, further, may export otherwise infringing products to territories where we have patent protection but enforcement on infringing activities is inadequate or where we have no patents. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals, and the judicial and government systems are often corrupt, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of its business, could put our global patents at risk of being invalidated or interpreted narrowly and our global patent applications at risk of not issuing, and could provoke third parties to assert claims against us . We may not prevail in any lawsuits that we initiate or infringement actions brought against us , and the damages or other remedies awarded, if any, may not be commercially meaningful when we are the plaintiff. If we are the defendant we may be required to post large bonds to stay in the market while we defend ourselves from an infringement action.

In addition, certain countries in Europe and certain developing countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties, especially if the patent owner does not enforce or use its patents over a protracted period of time. In some cases, the courts will force compulsory licenses on the patent holder even when finding the patent holder’s patents are valid if the court believes it is in the best interests of the country to have widespread access to an essential product covered by the patent. In these situations, the royalty the court requires to be paid by the license holder receiving the compulsory license is not calculated at fair market value and can be inconsequential, thereby disaffecting the patentholder’s business. In these countries, we may have limited remedies if our patents are infringed or if we are compelled to grant a license of our patents to a third party, which could also materially diminish the value of those patents. This would limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we own or license, especially in comparison to what we enjoy from enforcing our intellectual property rights in the United States. Finally, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in both U.S. and foreign intellectual property laws, or changes to the policies in various government agencies in these countries, including but not limited to the patent office issuing patents and the health agency issuing pharmaceutical product approvals. Finally, many countries have large backlogs in patent prosecution, and in some countries in Latin America it can take years, even decades, just to get a pharmaceutical patent application reviewed notwithstanding the merits of the application.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the U.S. Patent and Trade Office (“USPTO”) and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can, in many cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction just for failure to know about and/or timely pay a prosecution fee. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees in prescribed time periods, and failure to properly legalize and submit formal documents in the format and style the country requires. If we or our licensors fail to maintain the patents and patent applications covering our product candidates for any reason, our competitors might be able to enter the market, which would have an adverse effect on our business.

If we fail to comply with our obligations under our intellectual property license agreements, we could lose license rights that are important to our business. Additionally, these agreements may be subject to disagreement over contract interpretation, which could narrow the scope of our rights to the relevant intellectual property or technology or increase our financial or other obligations to our licensors.

We have entered into in-license agreements with respect to certain of our product candidates. These license agreements impose various diligence, milestone, royalty, insurance and other obligations on us. From time to time, we may be delayed in various diligence or other obligations. For example, we have experienced delays in meeting certain regulatory milestones related to clinical studies under our license agreements with the Regents of the University of California. If we fail to comply with these obligations, the Regents or respective licensors may terminate the license. The loss of such rights could materially adversely affect our business, financial condition, operating results and prospects.

If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our product candidates.

Our commercial success depends on our ability to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. We cannot assure that marketing and selling such candidates and using such technologies will not infringe existing or future patents. Numerous U.S.- and foreign-issued patents and pending patent applications owned by third parties exist in the fields relating to its product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that others may assert that its product candidates, technologies or methods of delivery or use infringe their patent rights. Moreover, it is not always clear to industry participants, including us, which patents and other intellectual property rights cover various drugs, biologics, drug delivery systems or their methods of use, and which of these patents may be valid and enforceable. Thus, because of the large number of patents issued and patent applications filed in our fields across many countries, there may be a risk that third parties may allege they have patent rights encompassing our product candidates, technologies or methods.

In addition, there may be issued patents of third parties that are infringed or are alleged to be infringed by our product candidates or proprietary technologies notwithstanding patents we may possess. Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our own and in-licensed issued patents or our pending applications. Our competitors may have filed, and may in the future file, patent applications covering our own product candidates or technology similar to our technology. Any such patent application may have priority over our own and in-licensed patent applications or patents, which could further require us to obtain rights to issued patents covering such technologies, which may mean paying significant licensing fees or the like. If another party has filed a U.S. patent application on inventions similar to those owned or in-licensed to us, we or, in the case of in-licensed technology, the licensor may have to participate, in the United States, in an interference proceeding to determine priority of invention.

We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that our product candidates or proprietary technologies infringe such third parties’ intellectual property rights, including litigation resulting from filing under Paragraph IV of the Hatch-Waxman Act or other countries’ laws similar to the Hatch-Waxman Act. These lawsuits could claim that there are existing patent rights for such drug, and this type of litigation can be costly and could adversely affect its operating results and divert the attention of managerial and technical personnel, even if we do not infringe such patents or the patents asserted against us is ultimately established as invalid. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party significant damages for having violated the other party’s patents.

Because we rely on certain third-party licensors and partners and will continue to do so in the future, if one of our licensors or partners is sued for infringing a third party’s intellectual property rights, our business, financial condition, operating results and prospects could suffer in the same manner as if we were sued directly. In addition to facing litigation risks, we have agreed to indemnify certain third-party licensors and partners against claims of infringement caused by our proprietary technologies, and we have entered or may enter into cost-sharing agreements with some its licensors and partners that could require us to pay some of the costs of patent litigation brought against those third parties whether or not the alleged infringement is caused by our proprietary technologies. In certain instances, these cost-sharing agreements could also require us to assume greater responsibility for infringement damages than would be assumed just on the basis of our technology.

The occurrence of any of the foregoing could adversely affect our business, financial condition or operating results.

We may be subject to claims that our officers, directors, employees, consultants or independent contractors have wrongfully used or disclosed to us alleged trade secrets of their former employers or their former or current customers.

As is common in the biotechnology and pharmaceutical industries, certain of our employees were formerly employed by other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Moreover, we engage the services of consultants to assist us in the development of our product candidates, many of whom were previously employed at, or may have previously been or are currently providing consulting services to, other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees and consultants or we have inadvertently or otherwise wrongfully used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Although we have no knowledge of any such claims being alleged to date, if such claims were to arise, litigation may be necessary to defend against any such claims. Even if we are successful in defending against any such claims, any such litigation could be protracted, expensive, a distraction to our management team, not viewed favorably by investors and other third parties, and may potentially result in an unfavorable outcome.

Other Risks Related to the Company

We will need to raise additional financing in the future to fund our operations, which may not be available to us on favorable terms or at all.

We will require substantial additional funds to conduct the costly and time-consuming clinical efficacy trials necessary to pursue regulatory approval of LB1148 and any other product candidates. Our future capital requirements will depend upon a number of factors, including: the number and timing of future product candidates in the pipeline; progress with and results from preclinical testing and clinical trials; the ability to manufacture sufficient drug supplies to complete preclinical and clinical trials; the costs involved in preparing, filing, acquiring, prosecuting, maintaining and enforcing patent and other intellectual property claims; and the time and costs involved in obtaining regulatory approvals and favorable reimbursement or formulary acceptance. Raising additional capital may be costly or difficult to obtain and could significantly dilute stockholders’ ownership interests or inhibit our ability to achieve our business objectives. If we raise additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely impact the rights of our common stockholders. Further, to the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, stockholders’ ownership interest in us will be diluted. In addition, any debt financing may subject us to fixed payment obligations and covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable intellectual property or other rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if we were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to us or our stockholders.

Our business could be adversely affected by the effects of health pandemics or epidemics, including the recent COVID-19 pandemic, in regions where we or third parties on which we rely have significant manufacturing facilities, concentrations of clinical trial sites or other business operations. The COVID-19 pandemic could materially affect our operations, including at our headquarters in California, which has been in the past, and could be in the future, subject to a county-wide stay-at-home order, and at clinical trial sites, as well as the business or operations of manufacturers, CROs or other third parties with whom we conduct business.

Our business could be adversely affected by the effects of health pandemics or epidemics in regions where we have concentrations of clinical trial sites or other business operations, and could cause significant disruption in the operations of third-party manufacturers and CROs upon whom we rely . For example, in December 2019, a novel strain of coronavirus, SARS-CoV-2, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 and its variants have spread to most countries, including the United States and many other countries. Our headquarters is located in San Diego County, California, and many of our raw materials for manufacture of LB1148 are produced in foreign countries. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic and the U.S. government-imposed travel restrictions on travel between the United States and numerous other countries. Further, the President of the United States declared the COVID-19 pandemic a national emergency, invoking powers under the Stafford Act, the legislation that directs federal emergency disaster response. Similarly, the State of California declared a state of emergency related to the spread of COVID-19. Further, on March 19, 2020, the State of California declared a statewide stay at home order for an indefinite period of time (subject to certain exceptions to facilitate authorized necessary activities) to mitigate the impact of the COVID-19 pandemic. Due to the stay-at-home order, we implemented work from home policies for all of its employees. The stay-at-home order has since expired and currently not in effect. The effects of future stay-at-home orders and work from home policies may negatively impact productivity, disrupt business and delay clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on its ability to conduct business in the ordinary course. These and similar, and perhaps more severe, disruptions in operations could negatively impact our business, operating results and financial condition.

Quarantines, stay at home and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, related to COVID-19 or other infectious diseases, may impact personnel at third-party manufacturing facilities in the United States and other countries, or the availability or cost of materials, which could disrupt our supply chain. In particular, some of our suppliers of certain materials used in the production of our drug products are located in countries outside the United States, where there have been government-imposed quarantines. While many of these materials may be obtained by more than one supplier, restrictions resulting from the COVID-19 pandemic may disrupt our supply chain or limit our ability to obtain sufficient materials for our product candidates.

Supply chain constraints associated with the COVID-19 pandemic have impacted the availability of the components needed in the manufacture of LB1148 and, depending on the duration and extent of the pandemic or new strains, could impact the components and production capacity required for a commercial scale-up of LB1148. Our suppliers could be adversely impacted, which may result in delays or disruptions in our current or future supply chain.

In addition, our clinical trials may be affected by the COVID-19 pandemic. Clinical site initiation and patient enrollment may be delayed due to prioritization of hospital resources toward the COVID-19 pandemic. Some patients may not be able or willing to comply with clinical trial protocols if quarantines interrupt healthcare services, particularly surgical services. Similarly, our ability to recruit and retain patients, principal investigators and site staff (who as healthcare providers may have heightened exposure to COVID-19) may be hindered, which would adversely affect clinical trial operations. In addition, the COVID-19 pandemic may cause interruption or delays in the operation of the FDA or other regulatory authorities which could negatively affect our planned clinical trials.

The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic may be difficult to assess or predict, it is currently resulting in significant disruption of global financial markets. This disruption, if sustained or recurrent, could make it more difficult for us to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

The global pandemic of COVID-19 continues to rapidly evolve. The ultimate impact of the COVID-19 pandemic or a similar health pandemic or epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, healthcare systems or the global economy as a whole. These effects could have a material impact on our operations, and we will continue to monitor the COVID-19 situation closely. To the extent the COVID-19 pandemic adversely affects our operations, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Global, market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over inflation, geopolitical issues, the U.S. financial markets, foreign exchange rates, capital and exchange controls, unstable global credit markets and financial conditions and the COVID-19 pandemic, have led to periods of significant economic instability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, and increased unemployment rates. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly and more dilutive. In addition, there is a risk that one or more of our current or future service providers, manufacturers, suppliers and other partners could be negatively affected by difficult economic times, which could adversely affect our ability to attain our operating goals on schedule and on budget or meet our business and financial objectives.

In addition, we face several risks associated with international business and are subject to global events beyond our control, including war, public health crises, such as pandemics and epidemics, trade disputes, economic sanctions, trade wars and their collateral impacts and other international events. Any of these changes could have a material adverse effect on our reputation, business, financial condition or results of operations. There may be changes to our business if there is instability, disruption or destruction in a significant geographic region, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease. In February 2022, armed conflict escalated between Russia and Ukraine. The sanctions announced by the U.S. and other countries, following Russia’s invasion of Ukraine against Russia to date include restrictions on selling or importing goods, services or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business and financial organizations in Russia. The U.S. and other countries could impose wider sanctions and take other actions should the conflict further escalate. It is not possible to predict the broader consequences of this conflict, which could include further sanctions, embargoes, regional instability, geopolitical shifts and adverse effects on macroeconomic conditions, currency exchange rates and financial markets, all of which could impact our business, financial condition and results of operations.

Our stock price may be highly volatile.

The market price of our shares could be subject to significant fluctuations. Since the completion of the Merger on April 27, 2021, our stock price has already been subject to significant fluctuation. Market prices for securities of biotechnology and other life sciences companies historically have been particularly volatile subject even to large daily price swings. Some of the factors that may cause the market price of our shares to fluctuate include, but are not limited to:

•	our ability to obtain timely regulatory approvals for LB1148 or future product candidates, and delays or failures to obtain such approvals;

•	failure of LB1148, if approved, to achieve commercial success;

•	issues in manufacturing LB1148 or future product candidates;

•	the results of current and any future clinical trials of LB1148;

•	failure of our other product candidates, if approved, to achieve commercial success;

•	the entry into, or termination of, or breach by partners of key agreements, including key commercial partner agreements;

•	the initiation of, material developments in, or conclusion of any litigation to enforce or defend any intellectual property rights or defend against the intellectual property rights of others;

•	announcements of any dilutive equity financings;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	failure to elicit meaningful stock analyst coverage and downgrades of our stock by analysts; and

•	the loss of key employees.

Moreover, the stock markets in general have experienced substantial volatility in the biotech industry that has often been unrelated to the operating performance of individual companies or a certain industry segment. These broad market fluctuations may also adversely affect the trading price of our shares.

In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation. In addition, such securities litigation often has ensued after a reverse merger or other merger and acquisition activity of the type that we recently completed with LBS. Such litigation if brought could negatively impact our business.

We are expected to take advantage of reduced disclosure and governance requirements applicable to smaller reporting companies, which could result in our common stock being less attractive to investors.

As of June 30, 2021, the last business day of our most recently completed second fiscal quarter, our public float was less than $250 million and therefore qualifies as a smaller reporting company under the rules of the SEC. As a smaller reporting company, we will be able to take advantage of reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements in our SEC filings. Decreased disclosures in our SEC filings due to our status as a smaller reporting company may make it harder for investors to analyze our results of operations and financial prospects. We cannot predict if investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of the reporting exemptions applicable to a smaller reporting company until we are no longer a smaller reporting company, which status would end once we have a public float greater than $250 million. In that event, we could still be a smaller reporting company if our annual revenues are below $100 million and we have a public float of less than $700 million.

We do not anticipate paying any dividends in the foreseeable future.

The current expectation is that we will retain our future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our shares will be your sole source of gain, if any, for the foreseeable future.

If we fail to attract and retain management and other key personnel, we may be unable to successfully develop or commercialize our product candidates or otherwise implement our business plan.

The biotechnology industry has experienced a high rate of turnover in recent years. Our ability to compete in the highly competitive biopharmaceuticals industry depends upon the ability to attract, retain and motivate highly skilled and experienced personnel with scientific, medical, regulatory, manufacturing and management skills and experience. We will conduct our operations in the greater San Diego area, a region that is home to many other biopharmaceutical companies as well as many academic and research institutions, resulting in fierce competition for qualified personnel. We may not be able to attract or retain qualified personnel in the future due to the intense competition for a limited number of qualified personnel among biopharmaceutical companies. Many of the other biopharmaceutical companies against which we will compete have greater financial and other resources, different risk profiles and a longer history in the industry. Our competitors may provide higher compensation, more diverse opportunities and/or better opportunities for career advancement. Any or all of these competing factors may limit our ability to continue to attract and retain high quality personnel, which could negatively affect our ability to successfully develop and commercialize our product candidates and to grow the business and operations as currently contemplated.

Our ability to use NOL carryforwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history and do not expect to become profitable in the near future, and we may never achieve profitability. Unused U.S. federal and state net operating loss (“NOL”) carryforwards generated in taxable years beginning before January 1, 2018, may be carried forward to offset future taxable income, if any, until such unused NOLs expire. Under current U.S. federal income tax law, U.S. federal NOLs generated in taxable years beginning after December 31, 2017, can be carried forward indefinitely, but the deductibility of such U.S. federal NOLs in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to current U.S. federal tax law.

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, (the “Code”), and corresponding provisions of state law, if the Company undergoes (or has undergone) an “ownership change,” which is generally defined as a greater than 50-percentage-point cumulative change, by value, in its equity ownership over a three-year period, the Company’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. Including the recently completed Merger, we have completed several equity offerings since our inception which may have resulted in an ownership change as defined by Sections 382 and 383 of the Code, or could result in an ownership change in the future. We have not completed a Code Section 382 and 383 analysis regarding the limitation of NOL and research and development credit carryforwards for all relevant tax years.

Accordingly, our pre-2018 NOL carryforwards may expire prior to being used, our NOL carryforwards generated in 2018 and thereafter will be subject to a percentage limitation and, our ability to use pre-change NOL carryforwards and other pre-change tax attributes (such as research tax credits) to offset post-change income or taxes may be limited. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. As a result, even if we attain profitability, we may be unable to use all or a material portion of our NOLs and other tax attributes, which could adversely affect future cash flows.

Changes in tax law could adversely affect our business.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by the Internal Revenue Service, the U.S. Treasury Department and other governmental bodies. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. Future changes in tax laws could have a material adverse effect on our business, cash flow, financial condition or results of operations.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

We will incur significant legal, accounting and other expenses that we did not incur as a private company prior to the Merger, including costs associated with public company reporting requirements. We also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new implemented requirements by the SEC and Nasdaq. These rules and regulations are expected to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, our management team consists of our executive officers prior to the Merger, some of whom have not previously managed and operated a public company. These executive officers and other personnel need to devote substantial time to gain expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations also may make it difficult and expensive for us to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors (the “Board”) or as our executive officers, which may adversely affect investor confidence in us and could cause our business or stock price to suffer.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our management.

Provisions in our certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the Board, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the Board, which is responsible for appointing the members of management.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. This has required that we incur substantial professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. We may experience difficulty in meeting these reporting requirements in a timely manner.

We may discover weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our consolidated financial statements. Prior to the Merger, LBS’s management identified a material weakness in our internal control over financial reporting. The material weakness was due to a lack of controls in the financial closing and reporting process for LBS, including a lack of segregation of duties and the documentation and design of formalized processes and procedures surrounding the creation and posting of journal entries and account reconciliations. If we do not remediate this material weakness, or if we identify further material weaknesses in our internal controls, our failure to establish and maintain effective internal financial and accounting controls and procedures could result in material misstatements in our consolidated financial statements and a failure to meet our reporting and financial obligations.

Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate consolidated financial statements. If that were to happen, the market price of our common stock could decline and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

Our Board has broad discretion to issue additional securities, which might dilute the net tangible book value per share of our common stock for existing stockholders.

We are entitled under our certificate of incorporation to issue up to 300,000,000 shares of common stock and 7,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide the Board with broad authority to determine voting, dividend, conversion, and other rights. We expect that significant additional capital may be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our existing shareholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. These sales may also result in material dilution to our existing shareholders, and new investors could gain rights superior to existing shareholders. Pursuant to our equity incentive plans and employee stock purchase plan, management is authorized to grant stock options, restricted stock units and other equity-based awards to employees, directors and consultants, and to sell common stock to employees, respectively. Any increase in the number of shares outstanding as a result of the exercise of outstanding options, the vesting or settlement of outstanding stock awards, or the purchase of shares pursuant to the employee stock purchase plan will cause shareholders to experience additional dilution, which could cause the stock price to fall.

General Risk Factors

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock is and will be influenced by the research and reports that equity research analysts publish about us and our business. Equity research analysts may elect not to provide research coverage of our common stock, and such lack of research coverage may adversely affect the market price of our common stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts, or the content and opinions included in their reports. The price of our common stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which in turn could cause our stock price or trading volume to decline.

Future sales of substantial amounts of our common stock, or the possibility that such sales could occur, could adversely affect the market price of our common stock.

Future sales in the public market of shares of our common stock, including shares issued upon exercise of our outstanding stock options, or the perception by the market that these sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional capital.

Our business could be negatively affected as a result of actions of activist stockholders, and such activism could impact the trading value of our securities.

Stockholders may, from time to time, engage in proxy solicitations or advance stockholder proposals, or otherwise attempt to effect changes and assert influence on our Board and management. Activist campaigns that contest or conflict with our strategic direction or seek changes in the composition of our Board could have an adverse effect on our operating results and financial condition. A proxy contest would require us to incur significant legal and advisory fees, proxy solicitation expenses and administrative and associated costs and require significant time and attention by our Board and management, diverting their attention from the pursuit of our business strategy. Any perceived uncertainties as to our future direction and control, our ability to execute on our strategy, or changes to the composition of our Board or senior management team arising from a proxy contest could lead to the perception of a change in the direction of our business or instability which may result in the loss of potential business opportunities, make it more difficult to pursue our strategic initiatives, or limit our ability to attract and retain qualified personnel and business partners, any of which could adversely affect our business and operating results. If individuals are ultimately elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create additional value for our stockholders. We may choose to initiate, or may become subject to, litigation as a result of the proxy contest or matters arising from the proxy contest, which would serve as a further distraction to our Board and management and would require us to incur significant additional costs. In addition, actions such as those described above could cause significant fluctuations in our stock price based upon temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.

Securities class action litigation could divert our management’s attention and harm our business and could subject us to significant liabilities.

The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the equity securities of life sciences and biotechnology companies. These broad market fluctuations may cause the market price of our ordinary shares to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharma companies have experienced significant stock price volatility in recent years. Even if we are successful in defending claims that may be brought in the future, such litigation could result in substantial costs and may be a distraction to our management and may lead to an unfavorable outcome that could adversely impact our financial condition and prospects.

Risks Related to This Offering and Our Securities

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of units offered in this offering at an assumed public offering price of $             per Class A Unit (the closing price of our common stock on The Nasdaq Capital Market on             , 2022) and $             per Class B Unit, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of approximately $             per share. In addition, our outstanding stock options, warrants and shares of our Series A 4.5% Convertible Preferred Stock are, and the Series B Preferred Stock and accompanying warrants and Representative Warrants offering in this offering will be, convertible into or exercisable for shares of our common stock. To the extent that such securities are exercised or converted into shares of our common stock, investors purchasing our securities in this offering may experience further dilution.

Moreover, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our common stock. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

The terms of the Series B Preferred Stock and the warrants could impede our ability to enter into certain transactions or obtain additional financing.

The terms of the Series B Preferred Stock and the warrants require us, upon the consummation of any “fundamental transaction” (as defined in the securities), to, among other obligations, cause any successor entity resulting from the fundamental transaction to assume all of our obligations under the Series B Preferred Stock and the warrants and the associated transaction documents. In addition, holders of Series B Preferred Stock and warrants are entitled to participate in any fundamental transaction on an as-converted or as-exercised basis, which could result in the holders of our common stock receiving a lesser portion of the consideration from a fundamental transaction. The terms of the Series B Preferred Stock and the warrants could also impede our ability to enter into certain transactions or obtain additional financing in the future.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that may not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

The Series B Preferred Stock and warrants will not be listed on any securities exchange and as such there will not be a public market for such securities.

There is no established public trading market for the Series B Preferred Stock or warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B Preferred Stock or warrants on any securities exchange or trading system. Without an active market, the liquidity of the Series B Preferred Stock and warrants will be limited, and investors may be unable to liquidate their investments in the Series B Preferred Stock and warrants.

The offering price will be set by our Board and does not necessarily indicate the actual or market value of our common stock.

Our Board (or a committee thereof) will approve the offering price and other terms of this offering after considering, among other things: the number of shares authorized in our certificate of incorporation; the current market price of our common stock; trading prices of our common stock over time; the volatility of our common stock; our current financial condition and the prospects for our future cash flows; the availability of and likely cost of capital of other potential sources of capital; and market and economic conditions at the time of the offering. The offering price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. The offering price may not be indicative of the fair value of the common stock.

The warrants may not have any value.

The warrants will be exercisable for five years from the date of issuance at an initial exercise price per share of $            . In the event that the price of a share of our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

A warrant does not entitle the holder to any rights as common stockholders until the holder exercises the warrant for shares of our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, the warrants will not provide you any rights as a common stockholder. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs on or after the exercise date.

Future sales of a significant number of our shares of common stock in the public markets, or the perception that such sales could occur, could depress the market price of our shares of common stock.

Sales of a substantial number of our shares of common stock in the public markets, or the perception that such sales could occur, could depress the market price of our shares of common stock and impair our ability to raise capital through the sale of additional equity securities. A substantial number of shares of common stock are being offered by this prospectus. We cannot predict the number of these shares that might be sold nor the effect that future sales of our shares of common stock would have on the market price of our shares of common stock.

Terms of subsequent financings may adversely impact our stockholders.

To finance our future business plans and working capital needs, we will have to raise funds through the issuance of equity or debt securities in addition to this offering. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock and warrants could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. These securities could be issued at or below the then prevailing market price for our common stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be senior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock and the value of the warrants could be negatively impacted.

We do not currently intend to pay dividends on our common stock, and any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

At the present time, we intend to use available funds to finance our operations. Accordingly, while payment of dividends rests within the discretion of our Board, we have no intention of paying any such dividends in the foreseeable future. Any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	estimates about the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

•	estimates about timing of initiation of the Phase 3 clinical trial, study enrollment, study completion, availability of results, and cessation of operations of Suzhou;

•	the impact of the COVID-19 pandemic on our business, and operations, and supply;

•	the rate and degree of market acceptance of our products;

•	our ability to build and expand our sales organization to address effectively existing and new markets that we intend to target;

•	future regulatory, judicial, and legislative changes or developments in the United States (“U.S.”) and foreign countries and the impact of these changes;

•	our ability to build a commercial infrastructure in the U.S. and other markets;

•	our ability to compete effectively in a competitive industry;

•	our ability to identify and qualify additional manufacturers to provide APIs and manufacture drug product;

•	our ability to enter into longer term commercial supply agreements;

•	the success of competing technologies that are or may become available;

•	our ability to attract and retain key scientific or management personnel;

•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

•	our ability to obtain funding for our operations; and

•	our ability to attract collaborators and strategic partnerships.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “intend,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. Factors that might cause such a difference include the risk factors identified under the caption “Risk Factors” in this prospectus, as well as those identified under the caption “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on March 17, 2022 and our Quarterly Report on Form 10-Q, filed with the SEC on May 13, 2022.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents referred to or incorporated by reference, the date of those documents.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of securities in this offering will be approximately $             million, based on an assumed offering price of $             per Class A Unit (the closing price of our common stock on The Nasdaq Capital Market on             , 2022) and $             per Class B Unit, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds will be approximately $            , after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any additional proceeds from any future conversions of the Series B Preferred Stock. We will only receive additional proceeds from the exercise of the warrants issuable in connection with this offering if the warrants are exercised and the holders of such warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the warrants.

Our expected use of the net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon completion of this offering, or the amounts that we will actually spend on the uses set forth above. However, we currently plan to use the net proceeds to us from this offering primarily for general corporate purposes, including research and development and working capital.

The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including the relative success and cost of our research and development programs and our ability to gain access to additional financing. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our management’s judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue certain development activities if the net proceeds from the offering and any other sources of cash are less than expected.

Pending the uses described above, we plan to invest these net proceeds in short-term, interest-bearing investments, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. We also may use a portion of the net proceeds from the offering to fund acquisitions or other business development opportunities. However, we have no current commitments or obligations with respect to any such acquisitions or business development opportunities at this time.

MARKET INFORMATION

Our common stock is listed on The Nasdaq Capital Market under the symbol “PALI.” On June 21, 2022, the last reported sale price for our common stock on The Nasdaq Capital Market was $0.4509 per share. As of May  31, 2022, we had approximately 226 stockholders of record.

DIVIDEND POLICY

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our Board and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2022 on:

•	an actual basis;

•	a proforma basis after adjusting for the impact of the May 2022 Offering; and,

•

a pro forma as adjusted basis, giving effect to the sale of              Class A Units and              Class B Units, at the assumed public offering price of $             per Class A Unit (the closing price of our common stock on The Nasdaq Capital Market on             , 2022) and $             per Class B Unit, assuming conversion of all shares of Series B Preferred Stock included in the Class B Units, no exercise of the warrants sold in this offering and no exercise by the underwriter of its option to purchase additional shares of common stock and/or warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with our consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which are incorporated by reference into this prospectus.

	As of March 31, 2022
	(unaudited) (in thousands)
	Actual	Pro Forma	Pro Forma as Adjusted
Cash and cash equivalents	$6,644	$8,419	$

Stockholders’ equity:
Series A 4.5% Convertible Preferred Stock, $0.01 par value per share, 7,000,000 shares authorized as of March 31, 2022, actual, pro forma and pro forma as adjusted; 200,000 shares issued and outstanding as of March 31, 2022, actual, pro forma and pro forma as adjusted	2	2

	As of March 31, 2022
	(unaudited) (in thousands)
	Actual	Pro Forma	Pro Forma as Adjusted

Series B Preferred Stock, $0.01 par value per share, no shares authorized or outstanding as of March 31, 2022, actual and pro forma;              shares authorized, issued and outstanding as of March 31, 2022, pro forma as adjusted

Common stock, $0.01 par value; 300,000,000 shares authorized as of March 31, 2022, actual, pro forma, and adjusted pro forma, 18,233,479 shares issued and outstanding as of March 31, 2022, actual, 21,880,169 shares issued and outstanding as of March 31, 2022, proforma, and shares issued and outstanding as of March 31, 2022, pro forma as adjusted	183	219
Additional paid-in capital	103,454	104,816
Accumulated deficit	(98,847)	(98,847)

Total stockholders’ equity	4,792	6,190

Total capitalization	$11,436	$14,609	$

The foregoing table excludes:

•	796,719 shares of common stock issuable upon exercise of outstanding stock options as of March 31, 2022 granted under the 2013 Plan, with a weighted-average exercise price of $14.60 per share;

•	1,409,736 shares of common stock issuable upon exercise of outstanding stock options as of March 31, 2022 granted under our 2021 Plan, with a weighted-average exercise price of $1.93 per share;

•

250,000 shares of common stock issuable upon exercise of outstanding stock options as of March 31, 2022 granted under our 2021 Inducement Plan, with a weighted average exercise price of $1.81 per share;

•

662,414 shares of common stock reserved for future issuance under the 2021 Plan as of March 31, 2022, as well as any future automatic increases in the number of shares of common stock reserved for future issuance under the 2021 Plan;

•

257,974 shares of common stock reserved for future issuance under our ESPP as of March 31, 2022, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP;

•	500,000 shares of common stock reserved for issuance under our 2021 Inducement Plan as of March 31, 2022;

•	5,347,517 shares of common stock issuable upon exercise of outstanding warrants as of March 31, 2022 with a weighted-average exercise price of $4.20 per share;

•

6,479 shares of common stock issuable upon conversion of the 200,000 shares of our Series A 4.5% Convertible Preferred Stock outstanding as of March 31, 2022, as well as any future shares of common stock issuable upon conversion of additional shares of Series A 4.5% Convertible Preferred Stock that may be issued as payment-in-kind dividends thereon in accordance with their terms;

•	3,865,491 shares of common stock issuable upon the exercise of the warrants issued in the May 2022 Offering; and

•	shares of common stock issuable upon exercise of warrants to be issued to the Representative as part of this offering at an exercise price of $ .

DILUTION

If you invest in our securities, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

Our historical net tangible book value as of March 31, 2022 was $4.8 million, or $0.26 per share. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Our historical net tangible book value per share is our historical net tangible book value divided by the number of shares of common stock outstanding on March 31, 2022. As of March 31, 2022, we had pro forma net tangible book value of $6.2 million, or $0.28 per share. Our pro forma net tangible book value and pro forma net tangible book value per share is the amount of our historical net tangible book value and historical net tangible book value per share, after adjusting for the impact of the May 2022 Offering.

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of units in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by us in this offering of              Class A Units at an assumed public offering price of $             per Class A Unit (the closing price of our common stock on The Nasdaq Capital Market on             , 2022) and              Class B Units at an assumed public offering price of $             per Class B Unit, and assuming all shares of Series B Preferred Stock included in the Class B Units were converted to common stock, no exercise of the warrants included in the units and no exercise by the underwriter of its option to purchase additional shares of common stock and/or warrants, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we will pay, our pro forma as adjusted net tangible book value as of March 31, 2022 would have been approximately $             or $             per share of common stock. This amount represents an immediate increase in net tangible book value of $             per share to existing shareholders and an immediate dilution of $             per share to purchasers in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per Class A and Class B Units		$
Pro Forma net tangible book value per share as of March 31, 2022	$0.28
Increase in pro forma net tangible book value per share attributable to new investors in this offering

Pro forma as adjusted net tangible book value per share after giving effect to this offering

Dilution per share to new investors participating in this offering		$

The discussion and table above are based on 21,880,169 shares of our common stock outstanding as of March 31, 2022, after adjusting for the impact of the May 2022 Offering, and excludes:

•	796,719 shares of common stock issuable upon exercise of outstanding stock options as of March 31, 2022 granted under the 2013 Plan, with a weighted-average exercise price of $14.60 per share;

•	1,409,736 shares of common stock issuable upon exercise of outstanding stock options as of March 31, 2022 granted under the 2021 Plan, with a weighted-average exercise price of $1.93 per share;

•

250,000 shares of common stock issuable upon exercise of outstanding stock options as of March 31, 2022 granted under our 2021 Inducement Plan, with a weighted average exercise price of $1.81 per share;

•

662,414 shares of common stock reserved for future issuance under the 2021 Plan as of March 31, 2022, as well as any future automatic increases in the number of shares of common stock reserved for future issuance under the 2021 Plan;

•

257,974 shares of common stock reserved for future issuance under the ESPP as of March 31, 2022, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the ESPP;

•	500,000 shares of common stock reserved for issuance under our 2021 Inducement Plan as of March 31, 2022;

•	5,347,517 shares of common stock issuable upon exercise of outstanding warrants as of March 31, 2022 with a weighted-average exercise price of $4.20 per share;

•

6,479 shares of common stock issuable upon conversion of the 200,000 shares of our Series A 4.5% Convertible Preferred Stock outstanding as of March 31, 2022, as well as any future shares of common stock issuable upon conversion of additional shares of Series A 4.5% Convertible Preferred Stock that may be issued as payment-in-kind dividends thereon in accordance with their terms;

•	3,865,491 shares of common stock issuable upon the exercise of the warrants issued in the May 2022 Offering; and

•	shares of common stock issuable upon exercise of warrants to be issued to the Representative as part of this offering at an exercise price of $ .

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, and the other transactions discussed in the sections titled “Executive Compensation” and “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2022 and incorporated by reference herein, the following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:

•	the amounts involved exceeded or will exceed the lesser of (a) $120,000 or (b) 1% of the average of our total assets for the fiscal years ended December 31, 2021 or 2020; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

On May 6, 2022, as part of the Registered Offering, we entered into securities purchase agreements with certain institutional and accredited investors pursuant to which we agreed to sell and issue, in a registered direct offering, an aggregate of 3,646,690 shares of our common stock, at a purchase price per share of $0.55. Altium Growth Fund, LP (“Altium”), a holder of greater than 5% of our common stock, purchased 900,000 shares.

In a concurrent private placement, we also agreed to sell and issue to such purchasers warrants to purchase up to 3,646,690 shares of common stock at an exercise price of $0.7105 per share, the closing bid price of our common stock on May 5, 2022. We issued Altium a warrant to purchase 900,000 shares of our common stock. The warrants are not exercisable until six months following the date of issuance and expire five and a half years from the date of issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our capital stock as of May 31, 2022 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

The information in the following table is calculated based on 21,880,169 shares of our common stock outstanding as of May 31, 2022. Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date, including upon the exercise of common stock purchase options or warrants or the conversion of preferred stock.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders
Altium Capital Management, LP(2)	2,464,599	4.99%
Yuma Regional Medical Center(3)	2,251,229	10.09%
Directors and Named Executive Officers(4)
James R. Neal(5)	40,571	*
Thomas Hallam, Ph.D.(6)	315,407	1.42%
Stephanie C. Diaz(7)	38,779	*
Donald Williams(8)	38,779	*
Mary Ann Gray, Ph.D.(9)	28,212	*
Cristina Csimma, Pharm.D., MHP(10)	26,408	*
Robert J. Trenschel, D.O.(11)	2,306,284	10.32%
Binxian Wei(12)	26,170	*
J.D. Finley(13)	256,763	1.16%
Michael Dawson, M.D.(14)	59,224	*
Kenneth Carter, Ph.D.(15)	—	*
Dane Saglio(15)	—	*
Matthew Kalnik, Ph.D.(15)	—	*
All directors and executive officers as a group (10 persons)(16)	3,136,597	13.59%

*	Represents less than one percent.
(1)

Except as otherwise indicated in the footnotes to this table, this table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, and Form 4s, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Shares of our common stock underlying options, warrants and convertible securities that are currently exercisable or exercisable within 60 days of May 31, 2022 are deemed to be outstanding for the purpose of computing the number of shares held and the percent of total ownership of the person holding those options, warrants or convertible securities, but are not treated as outstanding for the purpose of computing the percent of total ownership of any other person. Applicable percentages are based on 21,880,169 shares of common stock outstanding on May 31, 2022, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of the beneficial owner is c/o Palisade Bio, Inc. 5800 Armada Drive, Suite 210, Carlsbad, CA 92008.
(2)

Includes (a) 214,599 shares of common stock and (b) 2,250,000 shares of common stock that may be acquired pursuant to the exercise of outstanding warrants, without regard to certain beneficial ownership limitations. The shares of common stock set forth in (b) cannot be acquired upon exercise of the warrants to the extent that Altium Growth Fund, LP, Altium Capital Management, LP and Altium Growth GP, LLC would collectively own more than 4.99% of the outstanding shares of common stock of the Company. The percentage set forth in the table gives effect to this beneficial ownership limitation. Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of the Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019.

(3)

Includes (a) 1,814,375 shares of common stock and (b) 436,854 shares of common stock that may be acquired within 60 days pursuant to the exercise of outstanding warrants held by Yuma Regional Medical Center. The board of directors of Yuma Regional Medical Center, acting by a majority vote, has the authority to direct the vote and/or disposition of any and all shares of common stock and warrants held by Yuma Regional Medical Center. The address of Yuma Regional Medical Center is 2400 South Avenue A, Yuma, Arizona, 85364.

(4)

In accordance with the Merger Agreement and effective as of the effective time of the Merger, the board of directors of Seneca (the “Seneca Board”) appointed Thomas Hallam, Ph.D., James R. Neal, Stephanie Diaz, Robert J. Trenschel, D.O. and Don Williams to the Board. Cristina Csimma, PharmD, M.H.P., Mary Ann Gray, Ph.D. and Binxian Wei, each an existing director of Seneca, remained on the Board. Mr. Neal was appointed as the chair of the Board. In accordance with the Merger Agreement and an action of the Seneca Board taken at a meeting duly called and held on April 26, 2021, the Board appointed Thomas Hallam, Ph.D. as the Company’s Chief Executive Officer (principal executive officer), J.D. Finley as the Company’s Chief Financial Officer (principal financial and accounting officer) and Michael Dawson, M.D. as the Company’s Chief Medical Officer, each effective as of the Closing and to serve at the discretion of the Board.

(5)	Includes 40,571 shares of common stock underlying stock options which are exercisable as of July 30, 2022.
(6)	Includes 17,592 shares of common stock, and 297,815 shares of common stock underlying stock options which are exercisable as of July 30, 2022.
(7)	Includes 38,779 shares of common stock underlying stock options which are exercisable as of July 30, 2022.
(8)	Includes 38,779 shares of common stock underlying stock options which are exercisable as of July 30, 2022.
(9)	Includes 4,042 shares of common stock, and 24,170 shares of common stock underlying stock options which are exercisable as of July 30, 2022.
(10)	Includes 2,238 shares of common stock, and 24,170 shares of common stock underlying stock options which are exercisable as of July 30, 2022.
(11)

Includes (a) 14,999 shares of common stock, and 40,056 shares of common stock underlying stock options which are exercisable as of July 30, 2022 and (b) the shares described in footnote (3) above. Dr. Trenschel is the President, Chief Executive Officer and member of the board of directors of Yuma Regional Medical Center and shares voting and investment power over the shares held by Yuma Regional Medical Center.

(12)	Includes 2,000 shares of common stock, 24,170 shares of common stock underlying stock options which are exercisable as of July 30, 2022.
(13)

Consists of (a)(i) 2,312 shares of common stock held by Pensco Trust Co, Custodian FBO J.D. Finley IRA and (ii) 195 shares of common stock that may be acquired pursuant to the exercise of outstanding warrants held by Pensco Trust Co, Custodian FBO J.D. Finley IRA, (b)(i) 38,867 shares of common stock held by

FCW Investments LLC and (ii) 1,682 shares of common stock that may be acquired pursuant to the exercise of outstanding warrants held by FCW Investments LLC, (c)(i) 19,584 shares of the common stock, (ii) 339 shares of common stock that may be acquired pursuant to the exercise of outstanding warrants held by Mr. Finley and (iii) 193,784 shares of common stock underlying stock options which are exercisable as of July 30, 2022. The address for Pensco Trust Co, Custodian FBO J.D. Finley IRA is PO Box 173859, Denver, CO 80217. The address for FCW Investments LLC is 19 Cherrymoor Dr, Englewood, CO 80113. Mr. Finley has sole investment and voting power over the shares held by Pensco Trust Co, Custodian FBO J.D. Finley IRA and FCW Investments LLC.
(14)	Includes 15,000 shares of common stock, and 44,224 shares of common stock underlying stock options which are exercisable as of July 30, 2022.
(15)

Based on information available to the Company as of the closing of the Merger. In connection with the Merger, the options held by Dr. Carter, Dr. Kalnik and Mr. Saglio were cancelled immediately prior to the Closing in exchange for cash consideration.

(16)	Includes the shares described in footnotes (5)-(14) above.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, certain provisions of our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), Amended and Restated Bylaws (“Bylaws”), Certificate of Designation of Preferences, Rights and Limitations of Series A 4.5% Convertible Preferred Stock (“Certificate of Designation”), and certain provisions of Delaware law are summaries. The following description is not complete and is subject to and qualified in its entirety by our Certificate of Incorporation, Bylaws and Certificate of Designation, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law (“DGCL”).

As of the date of this prospectus, our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 7,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Fully Paid and Non-Assessable

All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable. All authorized but unissued shares of our common stock are available for issuance by our Board without any further stockholder action, except as required by the listing standards of the Nasdaq Stock Market.

Voting Rights

Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Our Bylaws establish a classified Board that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Economic Rights

Except as otherwise expressly provided in our Certificate of Incorporation or required by applicable law, all shares of common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects for all matters, including those described below.

Dividends and Distributions. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding.

Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to our common stock. The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our Certificate of Incorporation, our Board has the authority, without further action by our stockholders, to issue up to 7,000,000 shares of preferred stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by our Board. Our Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of our common stock.

Series A 4.5% Convertible Preferred Stock

In December 2016, a series of our preferred stock was designated as Series A 4.5% Convertible Preferred Stock consisting of 1,000,000 designated shares (which is subject to increase without the consent of all of the holders of the Series A 4.5% Convertible Preferred Stock in the event such additional shares of Series A 4.5% Convertible Preferred Stock are issued solely to the holders as payment of accrued dividends).

As of March 31, we had outstanding 200,000 shares of Series A 4.5% Convertible Preferred Stock with a stated value of $12.79 per share held by one holder and which are immediately convertible into an aggregate of 6,479 shares of common stock. The Series A 4.5% Convertible Preferred Stock have no provisions regarding subsequent securities issuances or so called “price protection provisions.” The holders of Series A 4.5% Convertible Preferred Stock shall be entitled to receive dividends in cash or additional shares of Series A 4.5% Convertible Preferred Stock if and when declared by our Board in preference to the payment of any dividends on our common stock. The holders of Series A 4.5% Convertible Preferred Stock shall have no voting rights but shall be entitled to appoint one member to our Board. This right to appoint a member of the Board will terminate when there are less than 200,000 shares of Series A 4.5% Convertible Preferred Stock outstanding. As long as any shares of Series A 4.5% Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A 4.5% Convertible Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series A 4.5% Convertible Preferred Stock or alter or amend the Certificate of Designation, other than to authorize and issue additional shares of Series A 4.5% Convertible Preferred Stock. In addition, holders of Series A 4.5% Convertible Preferred Stock are subject to beneficial ownership limitations.

Options

As of March 31, 2022, stock options to purchase an aggregate of 796,719 shares of common stock were outstanding under the 2013 Plan. No further awards will be made under the 2013 Plan. As of March 31, 2022, stock options to purchase an aggregate of 1,409,736 shares of common stock were outstanding under the 2021 Plan and (ii) 662,414 shares remained available for future issuance under the 2021 Plan.

As of March 31, 2022, stock options to purchase an aggregate of 250,000 shares of common stock were outstanding under our 2021 Inducement Plan, or 2021 Inducement Plan, and (ii) 500,000 shares remained available for future issuance under the 2021 Inducement Plan.

Warrants

As of March 31, 2022, our outstanding warrants consist of warrants to purchase 5,347,517 shares of common stock, each with an exercise price ranging from $1.10 to $694.80 per share and generally expire between five and ten years after the date of issuance.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

Amended and Restated Bylaws

Board Composition and Filling Vacancies. Our Bylaws provide for our Board to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we have or may issue may be entitled to elect. Our Bylaws also provide that subject to the rights of the holders of any series of preferred stock then outstanding, any director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Company then entitled to vote in the election of directors.

Special Meeting of Stockholders. Our Bylaws also provides that a special meeting of stockholders may be called only by our chairperson of the Board, chief executive officer or president, the secretary or any two directors.

Advance Notice Requirements. Our Bylaws also establishes advance notice procedures with respect to certain stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors.

Amendment to Bylaws. The Board is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Choice of Forum

Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. We act as the transfer agent and registrar for our Series A 4.5% Convertible Preferred Stock.

Listing on the Nasdaq Capital Market

Our common stock is listed on The Nasdaq Capital Market under the symbol “PALI.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

The following summary of certain terms and provisions of the securities that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the underlying securities, the forms of which are to filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of securities for a complete description of the terms and conditions.

Units

We are offering Class A Units, with each Class A Unit consisting of one share of common stock and a warrant to purchase one share of our common stock at an exercise price per share of $            , together with the shares of common stock underlying such warrants, at an assumed public offering price of $             per Class A Unit (the closing price of our common stock on The Nasdaq Capital Market on             , 2022). The Class A Units will not be certificated and the shares of common stock and warrants constituting such units are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering, the opportunity to purchase, if they so choose, Class B Units in lieu of the number of Class A Units that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each Class B Unit will consist of one share of Series B Preferred Stock, par value $0.01 per share, convertible into              shares of common stock and a warrant to purchase              shares of our common stock at an exercise price per share of $            , together with the shares of common stock underlying such shares of Series B Preferred Stock and warrants, at an assumed public offering price of $             per Class B Unit. The Class B Units will not be certificated and the shares of Series B Preferred Stock and the warrants constituting such units are immediately separable and will be issued separately in this offering.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Series B Preferred Stock

In connection with this offering, our Board will designate shares of our preferred stock as Series B Preferred Stock. The preferences and rights of the Series B Preferred Stock will be as set forth in a Certificate of Designation (the “Series B Certificate of Designation”) to be filed as an exhibit to the registration statement of which this prospectus is a part.

Conversion. Each share of Series B Preferred Stock will be convertible at any time at the holder’s option into one share of common stock, which conversion ratio will be subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Notwithstanding the foregoing, the Series B Certificate of Designation will further provide that we shall not effect any conversion of the Series B Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series B Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Series B Preferred Stock Beneficial Ownership Limitation”).

Liquidation Preference. In the event of a liquidation, the holders of Series B Preferred Stock will be entitled to participate on an as-converted-to-common-stock basis with holders of the common stock in any distribution of assets of the Company to the holders of the common stock.

Voting Rights. With certain exceptions, as described in the Series B Certificate of Designation, the Series B Preferred Stock will have no voting rights. However, as long as any shares of Series B Preferred Stock remain outstanding, the Series B Certificate of Designation will provide that we shall not, without the affirmative vote of holders of a majority of the then-outstanding shares of Series B Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Certificate of Designation, (b) increase the number of authorized shares of Series B Preferred Stock or (c) effect a stock split or reverse stock split of the Series B Preferred Stock or any like event.

Dividends. The Series B Certificate of Designation will provide, among other things, that we shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as we pay dividends on each share of Series B Preferred Stock on an as-converted basis. Other than as set forth in the previous sentence, the Series B Certificate of Designation will provide that no other dividends shall be paid on shares of Series B Preferred Stock and that we shall pay no dividends (other than dividends in the form of common stock) on shares of common stock unless we simultaneously comply with the previous sentence.

Repurchase Restrictions. The Series B Certificate of Designation will not provide for any restriction on the repurchase of Series B Preferred Stock by us while there is any arrearage in the payment of dividends on the Series B Preferred Stock. There will be no sinking fund provisions applicable to the Series B Preferred Stock.

Redemption. We will not be obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock will not otherwise be entitled to any redemption rights or mandatory sinking fund or analogous fund provisions. Furthermore, Series B Preferred Stock does not have a termination date and can therefore be held perpetually.

Exchange Listing. There is no established public trading market for the Series B Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to list the Series B Preferred Stock on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity will be limited.

Warrants

General. The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. This summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form of warrant to be filed as an exhibit to the registration statement of which this prospectus is a part. The warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercise of Warrants. Each Class A Unit and each Class B Unit includes a warrant to purchase one share of our common stock, with an exercise price equal to $             per share at any time for up to five (5) years from the date of issuance of the warrants. Each warrant is exercisable into one share of common stock. The warrants issued in this offering will be governed by the terms of a global warrant held in book-entry form. The holder of a warrant will not be deemed a holder of our underlying common stock until the warrant is exercised. No fractional shares of common stock will be issued in connection with the exercise of a warrant. Instead, for any such fractional share that would have otherwise been issued upon exercise of warrants, we will round such fraction down to the next whole share.

Subject to certain limitations as described below the warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise warrants only if the issuance of the shares of common stock upon exercise of the warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the warrants (in which case, the warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the warrants will be entitled to receive upon exercise of such warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants. Additionally, as more fully described in the warrants, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the warrants on the date of consummation of such transaction.

Call Feature. The warrants are callable by us in certain circumstances. Subject to certain exceptions, in the event that the warrants are outstanding, if, after the closing date, (i) the volume weighted average price of our common stock for 30 consecutive trading days (the “Measurement Period”), which Measurement Period commences on the closing date, exceeds 300% of the exercise price (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions after the initial exercise date), (ii) the average daily trading volume for such Measurement Period exceeds $500,000 per trading day, and (iii) the warrant holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company, and subject to the applicable beneficial ownership limitation, then we may, within one trading day of the end of such Measurement Period, upon notice (a “Call Notice”), call for cancellation of all or any portion of the warrants for which a notice of exercise has not yet been delivered (a “Call”) for consideration equal to $0.001 per warrant share. Any portion of a warrant subject to such Call Notice for which a notice of exercise shall not have been received by the Call Date (as hereinafter defined) will be canceled at 6:30 p.m. (New York City time) on the tenth trading day after the date the Call Notice is sent by the Company (such date and time, the “Call Date”). Our right to call the warrants shall be exercised ratably among the holders based on the then outstanding warrants.

Exchange Listing. There is no established public trading market for the common warrants, and we do not expect a market to develop. In addition, we do not intend to list the common warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the common warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common warrants.

Representative Warrants. We have agreed to issue warrants to the Representative, upon the closing of this offering, which entitle it to purchase up to 6.0% of the total number of (i) shares of common stock, (ii) shares of common stock issuable upon conversion of shares of the Series B Preferred Stock and (iii) shares of common stock to cover over-allotments, if any, sold in this offering (the “Representative Warrants”). The exercise price of these warrants is equal to 125% of the public offering price of the units offered hereby. The Representative Warrants will be exercisable immediately upon issuance, at any time and from time to time, in whole or in part, during the five-year period commencing from the commencement of sales of this offering. The Representative Warrants and the shares of common stock underlying the Representative Warrants are being registered hereby.

UNDERWRITING

We have entered into an underwriting agreement dated             , 2022 with Ladenburg Thalmann & Co. Inc. (“Ladenburg,” “underwriter,” or “Representative”) as the sole book-running manager. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase the number of our securities set forth opposite its name below:

Underwriter	Class A Units	Class B Units
Ladenburg Thalmann & Co. Inc.

Total

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the underwriter that it proposes to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriter may sell Class A Units or Class B Units separately to purchasers or may sell a combination of Class A Units and Class B Units to purchasers in any proportion. Any securities sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $             per share and $             per warrant.

The underwriting agreement provides that subject to the satisfaction or waiver by the Representative of the conditions contained in the underwriting agreement, the underwriter is obligated to purchase and pay for all of the units offered by this prospectus.

No action has been taken by us or the underwriter that would permit a public offering of the units, or the shares of common stock, shares of preferred stock, shares of common stock underlying the preferred stock or warrants to purchase common stock included in the units, in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offered hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any account over which it exercises discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter assuming no exercise of the over-allotment option and assuming the full exercise of the over-allotment option.

	Per Class A Unit(1)	Per Class B Unit(1)	Total With No Exercise of the Over- Allotment Option	Total With Full Exercise of the Over- Allotment Option
Public offering price
Underwriting discount to be paid to the underwriter by us(2)(3)
Proceeds to us (before expenses)

(1)

The public offering price and underwriting discount corresponds to (x) in respect of the Class A Units (i) a public offering price per share of common stock of $             and (ii) a public offering price per warrant

of $ and (y) in respect of the Class B Units (i) a public offering price per share of Series B Preferred Stock of $ and (ii) a public offering price per warrant of $ .
(2)

We have granted a 45 day option to the underwriter to purchase up to              additional shares of common stock and/or warrants to purchase shares of common stock (up to 15% of the number of shares of common stock (including the number of shares of common stock issuable upon conversion of shares of Series B Preferred Stock) and the number of shares of common stock underlying the warrants sold in this offering) at the public offering price per share of common stock and the public offering price per warrant set forth above less the underwriting discounts and commissions, solely to cover overallotments, if any.

(3)

We have agreed to pay an underwriter discount equal to 7.75% of the aggregate gross proceeds raised in this offering. In addition, we have agreed to reimburse the reasonable out-of-pocket expenses of the Representative in an amount not to exceed $105,000.

We estimate the total expenses payable by us for this offering to be approximately $            , which amount includes (i) the underwriting discount of $             ($             if the over-allotment option is exercised in full) and (ii) other estimated company expenses of approximately $            , which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares.

The securities we are offering are being offered by the underwriter subject to certain conditions specified in the underwriting agreement.

Overallotment Option

We have granted to the underwriter an option exercisable not later than 45 days after the date of this prospectus to purchase up to a number of additional shares of common stock and/or warrants to purchase shares of common stock not to exceed 15% of the number of shares of common stock sold in this offering (including the number of shares of common stock issuable upon conversion of shares of Series B Preferred Stock, but excluding shares of common stock underlying the warrants issued in this offering and any shares of common stock issued upon any exercise of the underwriter’s overallotment option) and/or 15% of the warrants sold in this offering at the public offering price per share of common stock and the public offering price per warrant set forth on the cover page hereto less the underwriting discounts and commissions. The underwriter may exercise the option solely to cover overallotments, if any, made in connection with this offering. If any additional shares of common stock and/or warrants are purchased pursuant to the overallotment option, the underwriters will offer these shares of common stock and/or warrants on the same terms as those on which the other securities are being offered.

Determination of Offering Price

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “PALI.” On June 21, 2022, the closing price of our common stock was $0.4509 per share. We do not intend to apply for listing of the Series B Preferred Stock or the warrants on any securities exchange or other trading system.

The public offering price of the securities offered by this prospectus will be determined by negotiation between us and the underwriter. Among the factors that will be considered in determining the public offering price of the shares:

•	Our history and our prospects;

•	The industry in which we operate;

•	Our past and present operating results; and

•	The general condition of the securities markets at this time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock or shares of preferred stock sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the shares of common stock sold in this offering can be resold at or above the public offering price.

Representative Warrants

We have agreed to issue warrants to the Representative, upon the closing of this offering, which entitle it to purchase up to 6.0% of the total number of (i) shares of common stock, (ii) shares of common stock issuable upon conversion of shares of the Series B Preferred Stock and (iii) shares of common stock to cover over-allotments, if any, sold in this offering (the “Representative Warrants”). The exercise price of the warrants is equal to 125% of the public offering price of the units offered hereby. The Representative Warrants will be exercisable immediately upon issuance, at any time and from time to time, in whole or in part, during the five-year period commencing from the commencement of sales of this offering. The Representative Warrants and the shares of common stock underlying the Representative Warrants are being registered hereby.

Lock-up Agreements

Our officers and directors have agreed with the underwriter to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the effectiveness of the underwriting agreement, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing plans. The underwriter may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Other Relationships

Upon completion of this offering, in certain circumstances we have granted the underwriter a right of first refusal to act as lead or co-lead bookrunner or lead or co-lead placement agent in connection with any subsequent public or private offering of equity securities or other capital markets financing by us. This right of first refusal extends for 10 months from the closing date of this offering. The terms of any such engagement of the underwriter will be determined by separate agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in syndicate covering transactions stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in or der to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares of common stock while this offering is in progress.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to dover syndicate short positions.

These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we, nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriter will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act or to contribute to payments that the underwriters may be required to make for these liabilities.

LEGAL MATTERS

The validity of the shares of common stock and warrants being offered hereby will be passed upon for us by Cooley LLP, San Diego, California. The underwriter is being represented by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Palisade Bio, Inc. as of December 31, 2021 and 2020 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at Palisade Bio, Inc., 5800 Armada Drive, Suite 210, Carlsbad, CA 92008 or telephoning us at (858) 704-4900. We also maintain a website at www.palisadebio.com, at which you may access these materials free of charge after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus and any references to this web site or any other web site are inactive textual references only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be a part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede this information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus until the termination of the offering of the securities covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•

our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 17, 2022, including the information that is incorporated by reference therein upon the filing of our Definitive Proxy Statement on Schedule 14A to be filed with the SEC;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 13, 2022;

our Definitive Proxy Statement on Schedule 14A filed with the SEC on April  21, 2022 (other than the portions thereof which are furnished and not filed);

•

our Current Reports on Form 8-K filed on  February 1, 2022,  February 24, 2022 (with respect to Item 5.02),  April 20, 2022,  May 6, 2022 and  May 6, 2022 (both Current Reports on Form 8-K filed on May 6, 2022 are incorporated by reference), May 20, 2022 and  June 10, 2022; and

•

the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A filed with the SEC on July 1, 2015, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December  31, 2021, filed with the SEC on March 17, 2022.

You may access Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, Proxy Statement, and amendments, if any, to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the SEC’s website (www.sec.gov) or our website (www.palisadebio.com) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained in our website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus or the related registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost to the requester upon written or oral request, a copy of any or all of the information that is incorporated by reference into this prospectus contained in the registration statement but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to Palisade Bio, Inc. at 5800 Armada Drive, Suite 210, Carlsbad, California, 92008, Attn: Secretary, or by telephone (858) 704-4900.

            Class A Units consisting of shares of Common Stock and Warrants and

            Class B Units consisting of Shares of Series B Preferred Stock and Warrants

(and             Shares of Common Stock underlying such Series B Preferred Stock and Warrants)

PRELIMINARY PROSPECTUS

Ladenburg Thalmann

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

The date of this prospectus is             , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee		$742
FINRA filing fee	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer agent fees and expenses	$	*
Miscellaneous fees and expenses	$	*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Our amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. Our amended and restated certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of our company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Company regarding which indemnification is sought. The indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into or to be entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. We carry liability insurance for our directors and officers.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding securities sold by us since January 1, 2019 that were not registered under the Securities Act of 1933, as amended (the Securities Act). Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed. The information set forth below does not give retroactive effect to the Reverse Stock Split.

(a)	Issuances of Securities

1.

On January 17, 2020, we entered into a letter agreement (“Letter Agreement”) with certain institutional warrant holders of our Series M Warrants and Series N Warrants (each as defined below) (collectively, the “Holders”), pursuant which each Holder will received:

a.

one (1) Series P common stock replacement warrant (“Series P Warrant”) for every one (1) share purchased upon exercise of outstanding Series M common stock purchase warrants (“Series M Warrants”) issued on July 30, 2019 in the Company’s registered offering; and

b.

one (1) Series Q common stock replacement warrant (“Series Q Warrant”) for every one (1) share purchased upon exercise of outstanding Series N common stock purchase warrants (“Series N Warrants”) issued on July 30, 2019 in the Company’s registered offering

Pursuant to the Letter Agreement, and as an inducement to exercise the Series M Warrants and Series N Warrants, the exercise price of the Holder’s Series M Warrants and Series N Warrants are being reduced from $2.70 to $1.36 per share. The Holders collectively owned (i) 2,777,777 Series M Warrants and (ii) 2,777,777 Series N Warrants. The Company received gross proceeds of approximately $7,555,553, not including closing costs and placement agent fees. In connection with the transactions contemplated in the Letter Agreement, we entered into a letter agreement (the “Wainwright Placement Agent Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright was entitled to (i) a cash fee equal to 8% of the gross proceeds raised in the transactions contemplated by the Letter Agreement, (ii) a common stock purchase warrant equal to 44,444 shares of common stock issued in the Offering with an exercise price of $1.70, and a term of five (5) years (the “Placement Agent Warrant”), (iii) a management fee equal to 1.0% of the gross proceeds raised, (iv) $35,000 for non-accountable expenses; and (v) up to $90,000 in expenses of legal counsel and other out-of-pocket closing expenses. Additionally, Wainwright received a tail fee of 8% cash and 8% warrant coverage as described above with respect to any additional financing completed with any investors that entered into the Letter Agreement within the 12-month period following date of the Letter Agreement. Additionally, for a period of ten (10) months following the closing of the transaction contemplated by the Letter Agreement, Wainwright will have a right of first refusal to act as the sole book-running manager, underwriter, or placement agent for any future capital raising transactions.

2.

In connection with the sale of 5,000,000 shares of common stock pursuant to an effective registration statement on Form S-3, on May 22, 2020, we issued warrants to Wainwright pursuant to the Wainwright Placement Agent Agreement to purchase up to 400,000 shares of common stock. Such warrants are immediately exercisable, have an exercise price of $1.25 per share, and expire on the 5-year anniversary of May 22, 2020.

3.

Immediately prior to the Merger, we and LBS completed a private placement transaction (the “Pre-Merger Financing”) with Altium Growth Fund, LP (“Altium”) pursuant to that certain Securities Purchase Agreement, by and among us, LBS and the Investor, dated December 16, 2020, as amended

(the “Securities Purchase Agreement”), for an aggregate purchase price of $20.0 million. In connection with the closing of the Merger and the Pre-Merger Financing, we issued to Ecoban Securities, LLC (i) a warrant to purchase 18,353 shares of the Company’s common stock at a price of $17.72 per share and (ii) 118,833 shares of common stock, as payment for a success fee for closing the Merger and Pre-Merger Financing.

4.

On May 20, 2021, we issued to Altium a warrant to purchase 4,995,893 shares of common stock at a price of $5.53 per share. The warrant was immediately exercisable and has a term of five years from the date all of the shares underlying the warrant have been registered for resale.

5.

In 2020, LBS sold to certain holders unsecured promissory notes in the aggregate principal amount of $0.6 million and warrants to purchase an aggregate of 70,000 shares of common stock of LBS at an exercise price of $0.73 per share (the “Old Warrants”). In connection with the Merger, such warrants automatically converted into warrants to purchase an aggregate of 1,904 shares of our common stock at a purchase price of $26.84 per share. On May 25, 2021, we amended such notes originally issued by LBS in 2020 in order to extend the maturity date. In connection with such amendments, the Old Warrants were canceled, and the Company issued warrants to the noteholders to purchase an aggregate of 8,000 shares of Company common stock at a purchase price of $6.00 per share.

6.

Effective July 21, 2021, we entered into a Waiver and Amendment Agreement with Altium pursuant to which Altium agreed to waive certain rights, waive reset provisions with respect to the exercise price and number of shares subject to outstanding warrants held by Altium, eliminate certain financing restrictions, and accelerate registration rights for the shares underlying the warrants. As consideration for the foregoing, pursuant to the Waiver Agreement, we issued Altium an additional warrant to purchase up to 1,100,000 shares of our common stock with an exercise price of $3.631 per share. The warrant is exercisable beginning six months following the date on which the underlying shares are registered for resale and for five years thereafter.

7.

On August 19, 2021, we issued 1,509,896 shares of common stock and a warrant to purchase up to 377,474 shares of common stock to Yuma Regional Medical Center for a total purchase price of $5,209,141.20. The shares were sold at a purchase price of $3.45 per share. The warrant has an exercise price of $3.45 per share, subject to certain adjustments, and is exercisable for five years.

8.

Effective January 31, 2022, we and Altium entered into a Waiver and Amendment Agreement, pursuant to which Altium agreed to waive any adjustment to the exercise price of the existing warrants held by it from and after such date for issuances of equity or equity-linked securities at a price below the exercise price of the warrants. The Waiver Agreement also includes agreement to, among other things, (i) restrict Altium’s ability to sell our securities through a “leak out” provision whereby sales are restricted by applying a volume limitation, (ii) shorten the notice period for Altium’s participation rights related to certain future securities offerings, (iii) restrict our ability to conduct a primary offering of our securities for a specified period of time, and (iv) provide registration rights for the shares underlying the warrant issued to Altium in consideration of the foregoing. As consideration for the foregoing, pursuant to the Waiver Agreement, we issued Altium an additional warrant to purchase up to 2,250,000 shares of our common stock. The warrant is exercisable beginning six months following January 31, 2022 and the exercise price is $1.10 (the closing price of our common stock on January 28, 2022), subject to customary adjustments for stock splits, stock dividends, stock combinations, reclassifications and similar transactions.

9.

On May 6, 2022, we entered into a securities purchase agreement with certain institutional and accredited investors, pursuant to which we agreed to sell and issue, in a registered direct offering, an aggregate of 3,646,690 shares our common stock, par value $0.01 per share, at a purchase price per share of $0.55, for aggregate gross proceeds to us of approximately $2.0 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by us. The shares were offered pursuant to an effective shelf registration statement on Form S-3. In connection with such offering, in a concurrent private placement, we also agreed to sell and issue to such purchasers warrants to purchase up to 3,646,690 shares of common stock at an exercise price of $0.7105 per share, the closing bid price of our common stock on May 5, 2022. Such warrants are not exercisable until six months following the date of issuance and expire five and a half years from the date of issuance. In addition, pursuant to a placement agency agreement dated as of May 6, 2022, we engaged Ladenburg Thalmann & Co. Inc. (“Ladenburg”) to act as our exclusive placement agent in connection with the aforementioned registered offering and private placement offering. We agreed to pay Ladenburg a cash fee equal to 7.75% of the aggregate gross proceeds raised in the aforementioned registered offering and private placement offering and to reimburse its expenses up to an aggregate of $85,000. In addition, we issued Ladenburg warrants on substantially the same terms as the warrants issued to the purchasers in an amount equal to 6.0% of the aggregate number of shares sold in the offering, or 218,801 shares of common stock, at an exercise price of $0.7105 per share and a five-and-a-half year term. The placement agent warrants are not exercisable until six months following the date of issuance.

The offers, sales and issuances of the securities described in this section (a) of Item 15 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated under the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Company.

(b)	Issuances of Equity Awards

•

In February 2019, as partial compensation for consulting services, we issued to one of our consultants, stock purchase warrants to purchase 25,000 shares of common stock at an exercise price of $6.00 per share. 25% of the warrants are exercisable on the grant date and 75% are exercisable upon completion of initial services. The warrants have a five-year term commencing on January 2019.

•

In February 2019, as compensation for service on the Board, we made a conditional grant to Binxian Wei of options to purchase 5,925 shares of our common stock. The options have a term of 10 years, vest quarterly over the grant year and have an exercise price of $8.80.

•

In June 2019, as compensation for service on the Board, we issued to a new director stock options to purchase 455 shares of common stock at an exercise price of $7.20 per share. The options were issued pursuant to our 2019 Equity Incentive Plan, have a term of 10 years and vested on June 30, 2019.

•

In July 2019, as compensation for service on the Board, we issued certain equity awards to members of our Board pursuant to our 2019 Equity Incentive Plan. Specifically, we issued stock options to purchase 65,590 shares of common stock at exercise prices ranging from $5.90 to $6.00; 4,904 restricted stock units and 15,689 shares of restricted stock. The awards all vest quarterly over the Board year and the options and restricted stock units have a term of 10 years.

•

On April 1, 2020, Seneca Biopharma entered into employment agreements with each of Dane Saglio and Matthew Kalnik, PhD. As an inducement to Mr. Saglio’s employment, we granted him a non-qualified inducement option to purchase up to 70,710 shares of Common Stock on such date. As an inducement to Dr. Kalnik’s employment, we granted him a non-qualified inducement option to purchase up to 282,840 shares of Common Stock on such date. These inducement options had an exercise price of $0.6199 per share, a term of ten (10) years, and vests as follows: (i) one quarter (1/4) of the options vest on April 1, 2020, and (ii) the remaining three-quarters (3/4) of the options will vest on a monthly basis over the thirty-six (36) month period following such date. This inducement option was issued from the Company’s Inducement Award Stock Option Plan (“Inducement Plan”).

•

Effective April 2020, we granted Dr. Kenneth Carter, our then-Executive Chairman, a conditional option grant to purchase 471,400 shares of common stock, subject to the receipt of shareholder approval as well as the forfeiture of all of his previously issued vested and unvested grants. The option grant had a term of ten (10) years, and an exercise price of $0.6199. The option vests (i) one quarter (1/4) on the effective date and (ii) three quarters (3/4) on a monthly basis over the thirty-six (36) month period following the effective date, provided Dr. Carter remains a service provider to the Company over such period. For a period of nine (9) months, subject to adjustment upon the Company’s issuance of common stock including by virtue of exercise, conversion or exchange of common stock equivalents, the shares underlying the options are subject to adjustment to maintain the percentage ownership that the option grant reflects on the date of grant. This resulted in the grant being increased to 864,785 shares of common stock through December 31, 2020. This grant was approved by shareholders on September 9, 2020.

•

Effective April 2020, our Senior Vice President of Research and Development received a conditional option grant to purchase 94,280 shares of common stock, subject to the receipt of shareholder approval as well as the forfeiture of all of his previously issued vested and unvested grants. The option grant has a term of ten (10) years, and an exercise price of $0.6199. The option vests (i) one quarter (1/4) on the effective date and (ii) three quarters (3/4) on a monthly basis over the thirty-six (36) month period following the effective date, provided that such individual remains a service provider to the Company over such period. For a period of nine (9) months, subject to adjustment upon the Company’s issuance of common stock including by virtue of exercise, conversion or exchange of common stock equivalents, the shares underlying the options are subject to adjustment to maintain the percentage ownership that the option grant reflects on the date of grant. This resulted in the grant being increased to 172,957 shares of common stock through December 31, 2020. This grant was approved by shareholders on September 9, 2020.

•	On April 3, 2020, we issued an aggregate of 24,000 restricted stock units (6,000 to each of our then-current directors) as partial compensation for their service on the Board.

•	On April 1, 2021, we issued an aggregate of 24,000 restricted stock units (6,000 to each of our then current directors) as partial compensation for their service on the Board.

•	On September 8, 2021, we issued 12,500 shares of common stock to a consultant in exchange for services to the Company.

The offers, sales and issuances of the securities described in this section (b) of Item 15 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 506 of D promulgated under the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Company.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of document
1.1*	Form of Underwriting Agreement

2.1†	Agreement and Plan of Merger, dated as of December 16, 2020, by and among Seneca Biopharma, Inc., Leading BioSciences, Inc. and Townsgate Acquisition Sub 1, Inc. (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 21, 2020).

3.1	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 27, 2021).

3.2	Certificate of Designation of Series A 4.5% Convertible Preferred Stock (Incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 12, 2016).

3.3	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 16, 2015).

3.4*	Form of Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock.

Exhibit Number	Description of document

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 , and 3.4.

4.2	Description of Securities (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 10-K, filed with the SEC on March 17, 2022).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 10-K, filed with the SEC on March 17, 2022).

4.4	Form of Series A Preferred Stock Certificate (Incorporated by reference to Exhibit 4.01 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 12, 2016).

4.5	Form of Consulting Warrant issued January 2011 and March 2012 (Incorporated by reference to Exhibit 4.01 to the Registrant’s Registration Statement on Form S-3 (File No. 333-188859) original filed with the SEC on May 24, 2013.

4.6	Form of Common Stock Purchase Warrant from August 2017 Public Offering Dated August 1, 2017 (Incorporated by reference to Exhibit 4.01 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 28, 2017).

4.7	Form of Common Stock Purchase Warrant from October 2018 Offering (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on October 29, 2018).

4.8	Form of Placement Agent Common Stock Purchase Warrant from October 2018 Offering (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on October 29, 2018).

4.9	Consultant Warrant for Hibiscus BioVentures, LLC issued January 2019 (Incorporated by reference to Exhibit 4.40 to the Registrant’s Form 10-Q, originally filed with the SEC on May 14, 2019).

4.10	Form of Series M and Series N warrant from July 2019 Offering (Incorporated by reference to Exhibit 4.45 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-232273), filed with the SEC on July 24, 2019).

4.11	Letter Agreement from January 2020 Offering (Incorporated by reference to Exhibit 10.01 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on January 22, 2020).

4.12	Form of Series O Pre-Funded Warrant from July 2019 Offering (Incorporated by reference to Exhibit 4.46 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-232273), filed with the SEC on July 24, 2019).

4.13	Form of Series Q Replacement Warrant issued in January 2020 Offering (Incorporated by reference to Exhibit 4.02 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on January 22, 2020).

4.14	Form of Placement Agent Agreement from January 2020 Offering (Incorporated by reference to Exhibit 10.02 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on January 22, 2020).

4.15	Form of Placement Agent Warrant issued in January 2020 Offering (Incorporated by reference to Exhibit 4.03 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on January 22, 2020).

4.16	Form of Placement Agent Warrant issued in May 2020 Offering (Incorporated by reference to Exhibit 4.01 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on May 27, 2020).

Exhibit Number	Description of document
4.17	Form of Securities Purchase Agreement with Investors from May 2020 Offering (Incorporated by reference to Exhibit 10.01 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on May 27, 2020).

4.18	Form of Warrant to Purchase Shares of Common Stock of Leading BioSciences, Inc. (Incorporated by reference to Exhibit 4.30 to the Registrant’s Registration Statement on Form S-4 (File No. 333-251659), originally filed with the SEC on December 23, 2020, as amended).

4.19	Form of Bridge Warrant of Leading BioSciences, Inc. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 21, 2020).

4.20	Form of Equity Warrant of Leading BioSciences, Inc. (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 21, 2020).

4.21†	Registration Rights Agreement, by and between Seneca Biopharma, Inc. and the investor party thereto, dated December 16, 2020 (Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 21, 2020).

4.22	Waiver Agreement, dated as of July 21, 2021, by and between Palisade Bio, Inc. and Altium Growth Fund, LP (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 22, 2021).

4.23	Warrant, dated as of July 21, 2021, issued to Altium Growth Fund, LP (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 22, 2021).

4.24	Waiver Agreement, dated as of January 31, 2022, by and between Palisade Bio, Inc. and Altium Growth Fund, LP (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 21, 2022).

4.25	Warrant, dated as of January 31, 2022, issued to Altium Growth Fund, LP (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 21, 2022).

4.26	Securities Purchase Agreement, dated as of August 19, 2021, by and between Palisade Bio, Inc. and Yuma Regional Medical Center (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 24, 2021).

4.27	Warrant, dated as of August 19, 2021, issued to Yuma Regional Medical Center (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 24, 2021).

4.28	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 6, 2022).

4.29	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 6, 2022).

4.30*	Form of Warrant to Purchase Shares of Common Stock

4.31*	Form of Warrant Agency Agreement

5.1*	Opinion of Cooley LLP

10.1#	Seneca Biopharma 2019 Equity Incentive Plan (Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement, originally filed with the SEC on April 29, 2019).

10.2#	Form of Restricted Option Grant from 2019 Equity Incentive Plan (Incorporated by reference to Exhibit 4.43 to the Registrant’s Registration Statement on Form S-1 (File No. 333-232273), originally filed with the SEC on June 21, 2019, originally filed with the SEC on June 21, 2019).

10.3#	License Agreement, by and between Leading BioSciences, Inc. and The Regents of the University of California, dated August 19, 2015, as amended on December 20, 2019 (Incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-4 (File No. 333-251659), originally filed with the SEC on December 23, 2020, as amended).

Exhibit Number	Description of document
10.4#	License Agreement, by and between Leading BioSciences, Inc. and The Regents of the University of California, dated April 1, 2020 (Incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-4 (File No. 333-251659), originally filed with the SEC on December 23, 2020, as amended).

10.5#	License Agreement, by and between Palisade Bio, Inc. and The Regents of the University of California, dated July 6, 2021 (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-K, filed with the SEC on March 17, 2022).

10.6#	Co-Development and Distribution Agreement, by and between Leading BioSciences, Inc. and Newsoara Biopharma Co., Ltd. (as successor-in-interest to Biolead Medical Technology Limited), dated February 17, 2018, as amended on November 27, 2018 (Incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-4 (File No. 333-251659), originally filed with the SEC on December 23, 2020, as amended).

10.7	Form of Seneca Biopharma, Inc. Support Agreement, dated as of December 16, 2020, by and between Leading BioSciences, Inc. and each of the parties named in each agreement therein (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 21, 2020).

10.8	Form of Leading BioSciences, Inc. Support Agreement, dated as of December 16, 2020, by and between Seneca Biopharma, Inc. and each of the parties named in each agreement therein(Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 21, 2020).

10.9†	Securities Purchase Agreement, by and between Leading BioSciences, Inc. and the investor party thereto, dated December 16, 2020 (Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 21, 2020).

10.10†	Securities Purchase Agreement, by and among Seneca Biopharma, Inc., Leading BioSciences, Inc. and the investor party thereto, dated December 16, 2020 (Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 21, 2020).

10.11	Amendment Agreement to Securities Purchase Agreement by and among, the Company, Leading BioSciences, Inc. and Altium Growth Fund, LP, dated May 3, 2021 (Incorporated by reference to Exhibit 10.03 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2021).

10.12	Form of Separation Agreement with Seneca Biopharma, Inc. Executives (Incorporated by reference to Exhibit 10.01 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 18, 2021).

10.13†	Contingent Value Rights Agreement, dated as of April 27, 2021, by and among the Company, American Stock Transfer & Trust Company, LLC and Raul Silvestre (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 27, 2021).

10.14+	Form of Indemnification Agreement (incorporated by reference from Exhibit 10.03 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 18, 2018).

10.15+	Leading BioSciences, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan and Forms of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise of Stock Option thereunder (Incorporated by reference to Exhibit 10.24 to the Registrant’s Registration Statement on Form S-4 (File No. 333-251659), originally filed with the SEC on December 23, 2020, as amended).

10.16+	Palisade Bio, Inc. 2021 Equity Incentive Plan, as amended (Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 23, 2021).

10.17+	Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the Palisade Bio, Inc. 2021 Equity Incentive Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 23, 2021).

Exhibit Number	Description of document

10.18+	Form of Non-Employee Director Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the Palisade Bio, Inc. 2021 Equity Incentive Plan (Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 23, 2021).

10.19+	Palisade Bio, Inc. Employee Stock Purchase Plan (Incorporated by reference to Exhibit 4.30 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 23, 2021).

10.20+	Palisade Bio, Inc. 2021 Inducement Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 23, 2021).

10.21+	Form of Restricted Stock Unit Grant Notice and Award Agreement under the Palisade Bio, Inc. 2021 Inducement Incentive Plan (Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-261196), filed with the SEC on November 19, 2021).

10.22+	Form of Stock Option Grant Notice and Award Agreement under the Palisade Bio, Inc. 2021 Inducement Incentive Plan (Incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-261196), filed with the SEC on November 19, 2021).

10.23	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.23 to the Registrant’s Form 10-K, filed with the SEC on March 17, 2022).

10.24+	Amended and Restated Executive Employment Agreement, by and between Leading BioSciences, Inc. and JD Finley, dated January 24, 2021(Incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-4 (File No. 333-251659), originally filed with the SEC on December 23, 2020, as amended).

10.25+	Executive Employment Agreement, by and between Leading BioSciences, Inc. and Thomas Hallam, Ph.D., dated December 16, 2020 (Incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form S-4 (File No. 333-251659), originally filed with the SEC on December 23, 2020, as amended).

10.26+	Executive Employment Agreement, by and between Leading BioSciences, Inc. and Michael Dawson, M.D., dated December 16, 2020 (Incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-4 (File No. 333-251659), originally filed with the SEC on December 23, 2020, as amended).

10.27†	Asset Transfer Agreement, by and between Alto Neuroscience, Inc. and Palisade Bio, Inc., dated October 18, 2021 (incorporated by reference to Exhibit 10.27 to the Registrant’s Form 10-K, filed with the SEC on March 17, 2022).

10.28	Office Lease Between AP Beacon Carlsbad, LP, and Palisade Bio, Inc., dated May 12, 2022 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q, filed with the SEC on March 17, 2022).

10.29†	Form of Securities Purchase Agreement, dated May 6, 2022, by and among the Company and the purchasers named therein (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 6, 2022).

10.30	Placement Agency Agreement, dated May 6, 2022, by and between the Company and Ladenburg Thalmann & Co. Inc. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 6, 2022).

16.1	Letter dated July 8, 2021 from Dixon Hughes Goodman LLP to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 9, 2021).

Exhibit Number	Description of document

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Form 10-K, filed with the SEC on March 17, 2022).

23.1	Consent of BDO USA LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

107	Filing Fee Table

*	To be filed by amendment.
+	Indicates management contract or compensatory plan.
#	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.
†

Schedules and exhibits to the Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or related notes, which are incorporated herein by reference.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on June 22, 2022.

Palisade Bio, Inc.

By:	/s/ Thomas M. Hallam, Ph.D.
Thomas M. Hallam, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas M. Hallam, Ph.D. and J.D. Finley, and each of them, as his or her true and lawful attorneys-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Thomas M. Hallam, Ph.D.	Chief Executive Officer and Director	June 22, 2022
Thomas M. Hallam, Ph.D.	(Principal Executive Officer)

/s/ J. D. Finley	Chief Financial Officer	June 22, 2022
J.D. Finley	(Principal Financial Officer and Principal Accounting Officer)

/s/ James R. Neal	Chairman of the Board of Directors	June 22, 2022
James R. Neal

/s/ Cristina Csimma, Pharm.D.	Director	June 22, 2022
Cristina Csimma, Pharm.D.

/s/ Stephanie Diaz	Director	June 22, 2022
Stephanie Diaz

/s/ Mary Ann Gray, Ph.D	Director	June 22, 2022
Mary Ann Gray, Ph.D

/s/ Robert J. Trenschel D.O.	Director	June 22, 2022
Robert J. Trenschel, D.O.

/s/ Binxian Wei	Director	June 22, 2022
Binxian Wei

/s/ Donald A. Williams	Director	June 22, 2022
Donald A. Williams